Exhibit 10.1

Execution Version

COLLABORATION AND EXCLUSIVE LICENSE AGREEMENT

This COLLABORATION AND EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is entered into as of the 25th day of May, 2008 (the “Effective Date”) by and between AMAG PHARMACEUTICALS, INC., a Delaware corporation with its principal place of business at 125 CambridgePark Drive, Cambridge, MA 02140, U.S.A. (“AMAG”), and 3SBIO INC., a company incorporated under the laws of the Cayman Islands, with a place of business at No. 3 A1 Road 10, Shenyang Economy & Technology Development Zone, Shenyang, 110027, China (“3SBio”).  AMAG and 3SBio are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, AMAG is developing its proprietary drug candidate known as ferumoxytol as an intravenous iron replacement therapy, and has submitted a New Drug Application to the U.S. Food and Drug Administration for ferumoxytol as an intravenous treatment of iron deficiency anemia in patients with chronic kidney disease;

WHEREAS, 3SBio possesses substantial resources and expertise in the development, marketing, and commercialization of pharmaceutical products in China;

WHEREAS, 3SBio desires to obtain exclusive rights to assist in the further development and commercialization of ferumoxytol in China, and AMAG is willing to grant such rights on the terms and conditions hereof.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1.

1.1                               “3SBio Marks” has the meaning set forth in Section 5.7(b).

1.2                               “3SBio Proposed Indication” has the meaning set forth in Section 3.3.

1.3                               “Additional Indication” has the meaning set forth in Section 3.3.

1.4                               “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party.  For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.

1.5                               “AMAG House Marks” means the AMAG names and logo as set forth in Exhibit B.

1.6                               “AMAG Know-How” means all Information that is Controlled by AMAG during the Term and is necessary for the Development or Commercialization of the Product in the Licensed Territory.

1.7                               “AMAG Materials” has the meaning set forth in 5.8(a).

1.8                               “AMAG Product Marks” means all trademarks in the Licensed Territory related to the Product that are Controlled by AMAG during the Term.  The AMAG Product Marks in existence (or for which AMAG has submitted an application) as of the Effective Date are set forth in Exhibit B.

1.9                               “AMAG Territory” means worldwide except the Licensed Territory.

1.10                        “Budget” has the meaning set forth in Section 2.2(a)(iii).

1.11                        “Claims” has the meaning set forth in Section 11.1.

1.12                        “CMC” means chemistry, manufacturing and controls as specified by the FDA.

1.13                        “Co-Developed Indication” has the meaning set forth in Section 3.3.

1.14                        “Co-Developed Indication Clinical Studies” has the meaning set forth in Section 3.4(b).

1.15                        “Co-Developed Indication Phase III Clinical Trials” has the meaning set forth in Section 3.4(b).

1.16                        “Collaboration Patents” has the meaning set forth in Section 9.3.

1.17                        “Commercialization”, with a correlative meaning for “Commercialize”, means all activities undertaken before and after obtaining Regulatory Approval relating specifically to the pre-launch, launch, promotion, marketing, importation, offer for sale, sale, and distribution of the Product, including: (a) strategic marketing, sales force Detailing, advertising, medical education and liaison, and market and Product support; (b) Phase IV Clinical Trials; and (c) all customer support, Product distribution, invoicing and sales activities.

1.18                        “Confidential Information” means, with respect to a Party, all Information of such Party that is disclosed to the other Party under this Agreement, which may include specifications, know-how, trade secrets, technical information, drawings, models, business information, inventions, discoveries, methods, procedures, formulae, protocols, techniques, data, and unpublished patent applications, whether disclosed in oral, written, graphic, or electronic form.  All Information disclosed by either Party pursuant to the Confidentiality Agreement between the Parties, dated October 15, 2007, shall be deemed to be such Party’s Confidential Information disclosed hereunder.

1.19                        “Control” means, with respect to any Information or intellectual property right, the possession (whether by ownership or license, other than pursuant to this Agreement) by a Party of the ability to grant to the other Party access or license as provided herein under such Information or right without violating the terms of any agreement or other arrangement with any Third Party.

1.20                        “Detail” or “Detailing” means, with respect to the Product, the communication by a Sales Representative during a Sales Call (a) involving face-to-face contact, (b) describing in a fair and balanced manner the SFDA-approved indicated uses and other relevant characteristics of the Product, (c) using the Promotional Materials in an effort to increase the prescribing and/or hospital ordering preferences of the Product for its SFDA-approved indicated uses, and (d) made at such medical professional’s office, in a hospital, at marketing meetings sponsored by 3SBio for the Product or other appropriate venues conducive to pharmaceutical product informational communication where the principal objective is to place an emphasis, either primary or secondary, on the Product and not simply to discuss the Product with such medical professional.  For the avoidance of doubt, discussions at conventions or other meetings not specifically sponsored by 3SBio for the Product shall not constitute “Details” or “Detailing”.

1.21                        “Develop” or “Development” means all activities relating to preparing and conducting preclinical testing, toxicology testing, human clinical studies, regulatory affairs, manufacturing process development and associated validation, quality assurance and quality control prior to the First Commercial Sale of the Product for a specific indication in the Licensed Territory.

1.22                        “Development Plans” has the meaning set forth in Section 3.4.

1.23                        “Diligent Efforts” means, with respect to a Party’s obligation under this Agreement to Develop or Commercialize a Product, the level of efforts required to carry out such obligation in a sustained manner consistent with the reasonable efforts that a similarly situated multinational pharmaceutical company would devote to a product of similar market potential, profit potential or strategic value within its portfolio, based on conditions then prevailing.  Diligent Efforts requires, with respect to such an obligation, that the Party:  (a) promptly assign responsibility for such obligation to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (b) set and consistently seek to achieve specific, meaningful and measurable objectives for carrying out such obligation, and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives, taking into consideration the norms and customs in the geographic region of such Party’s operations.

1.24                        “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.25                        “FDA” means the U.S. Food and Drug Administration or its successor.

1.26                        “FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.

1.27                        “Field” means the treatment of any disease or condition in humans, and expressly excludes diagnostic, imaging and all other non-therapeutic applications.

1.28                        “First Commercial Sale” means the first sale to a Third Party of the Product in a given regulatory jurisdiction after Regulatory Approval has been obtained in such jurisdiction.

1.29                        “Generic Entry Trigger” has the meaning set forth in Section 8.4(c).

1.30                        “Generic Version” means, with respect to the Product, any Third Party product that [***].

1.31                        “Governmental Authority” means any national, federal, state, local, provincial, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.32                        “ICC Rules” has the meaning set forth in Section 14.3.

1.33                        “Independent Indication” has the meaning set forth in Section 3.3.

1.34                        “Information” means any data, results, technology or information of any type whatsoever, in any tangible or intangible form, including, without limitation, know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, CMC information, stability data, other study data and procedures.

1.35                        “Initial Indication” means the treatment of iron deficiency anemia in patients with chronic kidney disease.

1.36                        “Initial Indication Development Plan” means the plan for conducting Development of the Product for the Initial Indication for use in the Licensed Territory, as described in Section 3.2.

1.37                        “Initial Indication Studies” has the meaning set forth in Section 3.4(a).

1.38                        “Inventions” has the meaning set forth in Section 9.1.

1.39                        “Joint Steering Committee” or “JSC” means the committee formed by the Parties as described in Section 2.2(a).

1.40                        “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any Governmental Authority.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

1.41                        “Licensed Territory” means the People’s Republic of China (excluding Hong Kong SAR, Macau SAR and Taiwan region).

1.42                        “Manufacture”, with a correlative meaning for “Manufacturing,” means all activities related to the manufacturing of a pharmaceutical product, or any ingredient thereof, including manufacturing the product in finished form for Development, manufacturing finished product for Commercialization, packaging, in-process and finished product testing, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, ongoing stability tests, and regulatory activities related to any of the foregoing.

1.43                        “Marketing Authorization Application” or “MAA” means an application submitted to a Regulatory Authority seeking approval for the sale of a pharmaceutical product in the Licensed Territory.

1.44                        “Marketing Plan” means each plan for Commercializing the Product for the Initial Indication and each Co-Developed Indication in the Licensed Territory, developed by 3SBio, as described in Section 5.1.

1.45                        “Net Sales” means, with respect to a particular time period, the total amounts billed by 3SBio, its Affiliates and their respective permitted sublicensees for sales of Products made during such time period to unaffiliated Third Parties, less the following deductions to the extent actually allowed or incurred with respect to such sales:

(a)                                  discounts, including cash and quantity discounts, charge-back payments, and rebates actually granted to trade customers, managed health care organizations, federal, state, or local government and the agencies, purchasers and reimbursers of managed health organizations or federal, state or local government;

(b)                                  credits or allowances actually granted upon claims, damaged goods, rejections or returns of such Products, including in connection with recalls;

(c)                                  freight, postage, shipping, transportation and insurance charges actually allowed or paid for delivery of Products, to the extent billed; and

(d)                                  taxes (other than income taxes), duties, tariffs or other governmental charges levied on the sale of such Products, including, without limitation, value-added taxes.

Notwithstanding the foregoing, amounts billed by 3SBio, its Affiliates, or their respective permitted sublicensees for the sale of Products among 3SBio, its Affiliates or their respective permitted sublicensees for resale shall not be included in the computation of Net Sales hereunder.  Net Sales shall be accounted for in accordance with U.S. generally accepted accounting principles, consistently applied.   Any price discounts offered by 3SBio, its Affiliates, or their respective permitted sublicensees to purchasers of a Product will not exceed the discount levels that are reasonable for products that are comparable to such Product at a similar stage in the product life cycle.  3SBio shall apply all terms and conditions applicable to the sale of Products (including any discounts applicable to Products) in a reasonable and non-discriminatory manner relative to other products sold by 3SBio together with Products.  3SBio shall not bundle or combine the Product for sale together with another pharmaceutical product without the prior written consent of AMAG.

1.46                        “New Product Marks” has the meaning set forth in Section 5.7(a).

1.47                        “Out-of-Pocket Costs” means any amounts paid by a Party to Third Parties in connection with activities or services conducted by such Third Parties, including but not limited to contract research, laboratory services, consulting services, shipping and distribution, and costs of comparator materials used in any clinical trial.

1.48                        “Patents” means (a) pending patent applications, issued patents, utility models and designs; and (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any patents, patent applications, utility models or designs.

1.49                        “Phase II Clinical Trial” means a clinical trial of a pharmaceutical product on patients, including possibly pharmacokinetic studies, the principal purposes of which are to make a preliminary determination that such product is safe for its intended use and to obtain sufficient information about such product’s efficacy to permit the design of further clinical trials.

1.50                        “Phase III Clinical Trial” means one or more clinical trials on sufficient numbers of patients, which trial(s) are designed to (a) establish that a drug is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed; and (c) support Regulatory Approval of such drug.

1.51                        “Phase IV Clinical Trial” means a clinical trial of the Product conducted after Regulatory Approval of the Product has been obtained from an appropriate Regulatory Authority, which trial is (a) conducted voluntarily by a Party to enhance marketing or scientific knowledge of the Product (e.g., for expansion of Product Labeling or dose optimization), or (b) conducted due to a request or requirement of a Regulatory Authority.  For clarity, a human clinical trial conducted to support a new Regulatory Approval of a Product (e.g., for an Additional Indication) shall not be considered a Phase IV Clinical Trial.

1.52                        “Pricing Approval” means such approval, agreement, determination or governmental decision establishing prices for the Product that can be charged to consumers and will be reimbursed by Governmental Authorities in countries, territories or possessions where Governmental Authorities or Regulatory Authorities of such country, territory or possession approve or determine pricing of pharmaceutical products for reimbursement or otherwise.

1.53                        “Primary Position Detail” means a Detail during which (a) the Product is discussed either itself or along with other pharmaceutical products, (b) key product attributes of the Product are verbally promoted in the first position on such Detail, and (c) the Product is given the majority of the emphasis during the presentation.  For clarity, no more than one Detail during a Sales Call shall be considered a Primary Position Detail.

1.54                        “Product” means AMAG’s proprietary iron replacement therapeutic product known as ferumoxytol, as described on Exhibit A, and that (a) is formulated for intravenous delivery and has a dosage of 510 mg/vial, or (b) has any other dosage form, strength or route of administration included in an MAA filed with the FDA for the Initial Indication or a Co-Developed Indication.

1.55                        “Product Complaint” means any written, verbal or electronic expression of dissatisfaction regarding the Product, including without limitation reports of actual or suspected product tampering, contamination, mislabeling or inclusion of improper ingredients.

1.56                        “Product Infringement” has the meaning set forth in Section 9.4(b)(i).

1.57                        “Product Labeling” means (a) the full prescribing information for the Product approved by the applicable Regulatory Authority, and (b) all labels and other written, printed or graphic information included in or placed upon any container, wrapper or package insert used with or for the Product.

1.58                        “Project Manager” has the meaning set forth in Section 2.3.

1.59                        “Promotional Materials” means all sales representative training materials and all written, printed, graphic, electronic, audio or video presentations of information, including, without limitation, journal advertisements, sales visual aids, formulary binders, reprints, direct mail, direct-to-consumer advertising, internet postings, broadcast advertisements and sales reminder aides (for example, note pads, pens and other such items) intended for use or used by 3SBio or its Affiliates, permitted sublicensees or licensees in connection with any promotion of the Product in the Licensed Territory, but excluding Product Labeling.

1.60                        “Regulatory Approvals” means all approvals (including without limitation supplements, amendments, and Pricing Approvals), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the manufacture, distribution, use or sale of a pharmaceutical product in a given regulatory jurisdiction.

1.61                        “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction, including without limitation the FDA and SFDA.

1.62                        “Regulatory Fees” means all filing and administrative fees required to be made to a Regulatory Authority in connection with obtaining Regulatory Approval for the Product for the Initial Indication or for a Co-Developed Indication, as applicable, in the Licensed Territory.

1.63                        “Regulatory Materials” means regulatory applications, submissions, notifications, registrations, Regulatory Approvals and/or other filings made to or with a Regulatory Authority that are necessary or reasonably desirable in order to Develop, Manufacture, market, sell or otherwise Commercialize the Product in a particular country, territory or possession.  Regulatory Materials include, without limitation, MAAs and applications for Pricing Approvals.

1.64                        “Sales Call” means a personal visit by a Sales Representative to one or several medical professional(s) having prescribing authority in the Initial Indication or Additional Indications for which such Product has received Regulatory Approval, as well as to other individuals or entities that have significant impact or influence on prescribing decisions in such indications, during which such Sales Representative Details the Product.

1.65                        “Sales Representative” means a pharmaceutical sales representative engaged or employed by 3SBio or its Affiliate to conduct Detailing and other promotional efforts with respect to the Product and who has been trained by AMAG or 3SBio in accordance with the terms of this Agreement.

1.66                        “SFDA” means the State Food and Drug Administration, or any successor thereto, that coordinates the scientific review of human pharmaceutical products in China.

1.67                        “Shared Costs” has the meaning set forth in Section 3.7.

1.68                        “Term” means the term of this Agreement, as determined in accordance with Article 13.

1.69                        “Third Party” means any entity other than AMAG or 3SBio or an Affiliate of either of them.

1.70                        “U.S.” means the United States of America and its possessions and territories.

ARTICLE 2
MANAGEMENT

2.1                               Collaboration Guidelines.  In all matters relating to this Agreement, each Party shall seek to comply with good pharmaceutical and business practices consistent with its own existing practices.  Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity.

2.2                               Joint Steering Committee.

(a)                                  Formation and Role.  The Parties desire to establish a Joint Steering Committee (the “JSC”) that will monitor and coordinate communication regarding the Parties’ efforts under this Agreement to Develop, obtain Regulatory Approval for, and Commercialize the Product in the Field in the Licensed Territory.  The JSC shall have the membership and authority, and shall operate by the procedures, set forth for it in this Section 2.2.  The role of the JSC shall be:

(i)                                    to facilitate the exchange of information between the Parties with respect to the Development and Commercialization activities hereunder for the Licensed Territory and to establish procedures for the efficient sharing of information and materials necessary for the Parties’ Development and Commercialization of the Product hereunder, consistent with this Agreement;

(ii)                                to review and approve each Development Plan and any amendments thereto;

(iii)                            to review and approve in advance the overall budget (each, a “Budget”) associated with each Development Plan, and any amendment to a Budget that increases by twenty-five percent (25%) or more the total expenditures under such previously-approved Budget;

(iv)                               to approve any clinical studies (including related protocols) to be conducted by the Parties for the Initial Indication and each Co-Developed Indication;

(v)                                   for the Initial Indication and each Co-Developed Indication, to review and approve all Regulatory Materials and Product Labeling for the Product in the Licensed Territory;

(vi)                               to review and approve each Marketing Plan, promotional strategy, and Promotional Materials for the Product, and any updates and amendments thereto;

(vii)                           to establish such additional joint subcommittees or committees as the JSC deems necessary to achieve the objectives and intent of this Agreement; and

(viii)                       to perform such other functions as appropriate to further the purposes of this Agreement, as determined by the Parties.

The JSC shall perform its responsibilities under this Agreement based on the principles of prompt and diligent Development and Commercialization of the Product in the Licensed Territory, consistent with good pharmaceutical practices and the maximization of long-term profits derived from the sale of the Product in the Licensed Territory.  The JSC shall have only the powers assigned expressly to it in this Article 2 and elsewhere in this Agreement, and the JSC shall not have any power to amend, modify or waive compliance with this Agreement.

(b)                                  Membership.  Each Party shall have an equal number of representatives on the JSC.  AMAG and 3SBio shall each initially designate three (3) representatives to serve on the JSC, who shall be the individuals set forth in Exhibit C.  Either Party may designate substitutes for its representatives if one (1) or more of such Party’s designated representatives is unable to be present at a meeting.  To the extent possible, each Party shall maintain the same representatives to the JSC during the Term; provided, each Party may replace its representatives as necessary by written notice to the other Party specifying the prior representative(s) and their replacement(s).  Any such substitutes or replacements shall be designated consistent with the following principles: at least one (1) representative of each Party shall have appropriate expertise in the Development of pharmaceutical products, and at least one (1) representative of each Party shall have appropriate expertise in the Commercialization of pharmaceutical products.  AMAG shall select one (1) of its representatives as the initial chairperson of the JSC.  On each anniversary of the Effective Date, the Parties shall rotate designation of the JSC chairperson for each commencing year.  The chairperson of the JSC shall be responsible for (i) calling meetings, and (ii) preparing and circulating an agenda for the upcoming meeting of the JSC, but shall have no special authority over the other members of the JSC, and shall have no additional voting rights.  The chairperson, or his or her designee, shall be responsible for preparing and issuing minutes of each such meeting within thirty (30) days thereafter.  Such minutes will not be finalized until the other Party reviews and confirms the accuracy of such minutes in writing.

(c)                                  Meetings.  The JSC shall hold at least four (4) meetings per year within thirty (30) days of the end of each calendar quarter.  Meetings shall be effective only if at least two (2) representatives of each Party are present or participating.  The JSC may meet either (i) in person at either Party’s facilities or at such locations as the Parties may otherwise agree, or (ii) by audio or video teleconference, provided that at least one (1) meeting per year shall be in person.  With the prior consent of each Party’s representatives, other representatives of each Party or Third Parties involved with the Product may attend meetings as nonvoting participants.  Additional meetings of the JSC may also be held with the consent of each Party, or as required under this Agreement, and neither Party will unreasonably withhold or delay its consent to hold such an additional meeting.  Each Party shall be responsible for all of its own expenses incurred in connection with participating in the JSC.

(d)                                  Meeting Agendas.  The JSC chairperson shall prepare a draft agenda containing the topics for the upcoming meeting.  The chairperson shall disclose to the other members of the JSC (i) the draft agenda no later than ten (10) business days in advance, and (ii) its final agenda (along with appropriate related Information) at least five (5) business days in advance, of each meeting of the JSC; provided, that under exigent circumstances requiring JSC input, the chairperson may provide the draft and final agenda to the other members of the JSC with a lesser period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other JSC members consent to such temporary changes to the general process for distributing the agenda for JSC meetings.

(e)                                  Decision-Making.  Actions to be taken by the JSC shall be taken only following unanimous vote, with each Party having one (1) vote.  If the JSC fails to reach unanimous agreement on a matter before it for decision for a period in excess of ten (10) days, the matter shall be referred to the Chief Executive Officers of the Parties pursuant to Section 14.2.

(f)                                    Withdrawal.  At any time during the Term and for any reason, AMAG shall have the right to withdraw from participation in the JSC upon written notice to 3SBio, which notice shall be effective immediately upon receipt (“Withdrawal Notice”).  Following the issuance of a Withdrawal Notice and subject to this Section 2.2(f), AMAG’s representatives to the JSC shall not participate in any meetings, nor shall AMAG have any right to vote on decisions within the authority of the JSC.  If, at any time following the issuance of a Withdrawal Notice, AMAG wishes to resume participating in the JSC, AMAG shall notify 3SBio in writing and, thereafter, AMAG representatives to the JSC shall be entitled to attend any subsequent meeting and to participate in the activities of, and decision-making by, the JSC as provided in this Article 2 as if a Withdrawal Notice had not been issued by AMAG.  Following AMAG’s issuance of a Withdrawal Notice pursuant to this Section 2.2(f), unless and until AMAG resumes participation in the JSC in accordance with this Section:  (i) all meetings of the JSC shall be held at 3SBio’s facilities; (ii) 3SBio shall have the right to make the final decision on all matters within the scope of authority of the JSC; and (iii) AMAG shall have the right to continue to receive all reports and materials provided to the JSC hereunder as well as reasonable advance notice of any pending JSC decisions relating to the matters described in Section 14.2, but shall not have the right to approve the minutes for any JSC meeting held after issuance of such Withdrawal Notice.  For clarity, the withdrawal by AMAG under this Section 2.2(f) shall only limit AMAG’s obligations under this Article 2 with respect to participation in the JSC.

2.3                               Project Managers.  Promptly following the Effective Date, each Party shall designate, by written notice to the other Party, a representative to facilitate communication and coordination of the Parties’ activities under this Agreement and to provide support and guidance to the JSC (each, a “Project Manager”).  Each Project Manager shall be experienced in project management and may also serve as a representative of its respective Party on the JSC.

ARTICLE 3
PRODUCT DEVELOPMENT

3.1                               Overview.  The Parties shall Develop the Product in the Field in the Licensed Territory as provided in this Article 3 and in accordance with mutually agreed upon development plans, which shall set forth all Development activities to be performed by the Parties under this Agreement.  Except as set forth in this Article 3, 3SBio shall be primarily responsible for conducting all Development activities under this Agreement in the Licensed Territory.

3.2                               Initial Indication Development Plan.  An initial plan containing a general description of activities and timelines for Developing the Product for the Initial Indication in the Licensed Territory (the “Initial Indication Development Plan”) has been agreed upon by the Parties and is attached hereto as Exhibit D and incorporated herein by reference.  Within ninety (90) days after the Effective Date, the Parties shall prepare a comprehensive development plan, consistent in all material respects with the Initial Indication Development Plan, describing the activities to be conducted by the Parties to Develop and seek Regulatory Approval for the Product for the Initial Indication in the Licensed Territory under this Agreement, which plan the Parties shall submit to the JSC for review and approval.  Upon JSC approval, such plan shall become effective as the then-current Initial Indication Development Plan.  From time to time, either Party may submit to the JSC for discussion any proposed modifications to the Initial Indication Development Plan, and the JSC shall discuss such proposed modifications at its next meeting, and any such modification will become effective only upon approval by the JSC as provided in Section 2.2.

3.3                               Additional Indications.  AMAG shall notify the JSC of each indication (other than the Initial Indication) for which AMAG is Developing, seeking Regulatory Approval of, or Commercializing the Product in the U.S. (each, an “Additional Indication”), no later than the first dosing of a patient in a Phase III Clinical Trial for such Additional Indication anywhere in the AMAG Territory.  Within sixty (60) days of the JSC’s receipt of such notice, 3SBio shall notify AMAG, through its JSC representatives, whether 3SBio agrees to Develop the Product for such Additional Indication in the Licensed Territory.  If 3SBio does not so agree, then such Additional Indication shall be an “Independent Indication” and AMAG shall be solely responsible, at its discretion and expense, for Developing and seeking Regulatory Approval of the Product for the Independent Indication in the Licensed Territory.  3SBio shall have no rights to Develop or Commercialize the Product in any Independent Indication without the prior written consent of AMAG, which may be granted or withheld at AMAG’s sole discretion, and such Independent Indication shall be excluded from the scope of this Agreement.  If 3SBio agrees to Develop the Product for such Additional Indication in the Licensed Territory, then the Additional Indication shall be a “Co-Developed Indication.”  From time to time, 3SBio may propose to the JSC that it Develop, seek Regulatory Approval of, or Commercialize the Product in the Licensed Territory in one or more indications other than the Initial Indication (each, a “3SBio Proposed Indication”).  Within sixty (60) days of the JSC’s receipt of such notice, AMAG shall notify 3SBio whether AMAG agrees to permit the Development and Commercialization of the Product for such 3SBio Proposed Indication in the Licensed Territory in accordance with the terms of this Agreement, which agreement may be granted or withheld at AMAG’s sole discretion.  If AMAG so agrees, then the 3SBio Proposed Indication shall be a “Co-Developed Indication.”  If AMAG does not so agree, then 3SBio shall have no rights to Develop, seek Regulatory Approval of or Commercialize the Product in such 3SBio Proposed Indication without the prior written consent of AMAG, which may be granted or withheld at AMAG’s sole discretion.  With respect to each Co-Developed Indication, the Parties shall prepare a comprehensive development plan describing the activities to be conducted by the Parties to Develop and seek Regulatory Approval for the Product for the Co-Developed Indication in the Licensed Territory under this Agreement, and a Budget for all such activities (each, an “Additional Indication Development Plan”).  Unless the JSC has earlier been notified pursuant to this Section 3.3, AMAG shall notify the JSC of each Product (as defined in Section 1.54(b)) for which AMAG has submitted an MAA to the FDA for the Initial Indication or any Co-Developed Indication, within sixty (60) days after the later of (i) such submission or (ii) the adoption of the applicable Co-Developed Indication under this Section 3.3.  Promptly after such notification, the Parties shall prepare amendments to the applicable Development Plan to include Development activities for such Product and shall submit such amendments to the JSC for approval.  Unless the JSC determines otherwise, the allocation of activities and expenses for each Co-Developed Indication and Product shall be as set forth in Sections 3.4 and 3.7.  From time to time, either Party may submit to the JSC for discussion any proposed modifications to an Additional Indication Development Plan, and the JSC shall discuss such proposed modifications at its next meeting, and any such modification will become effective only upon approval by the JSC as provided in Section 2.2.

3.4                               Specific Development Activities.  As further described in the Initial Indication Development Plan and each Additional Indication Development Plan (collectively, the “Development Plans”), the Parties’ responsibilities for conducting Development of the Product in the Field in the Licensed Territory shall be allocated as follows:

(a)                                  Initial Indication.  3SBio shall be responsible, at its sole expense, for conducting: (i) those clinical studies described in the Initial Indication Development Plan, including [***], and (ii) any and all other studies required by the Regulatory Authorities in the

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Licensed Territory for Regulatory Approval of the Product for the Initial Indication in the Licensed Territory ((i) and (ii), collectively, the “Initial Indication Studies”).  The Initial Indication Studies will be conducted in accordance with clinical protocols approved by the JSC pursuant to Section 2.2(a)(iv) and shall be conducted in the Licensed Territory.

(b)                                  Co-Developed Indications.  3SBio shall be responsible for conducting: (i) clinical proof of concept studies of the Product related to any Co-Developed Indication, [***], (ii) for each Co-Developed Indication, Phase II Clinical Trials of the Product that are required by the Regulatory Authorities in the Licensed Territory for Regulatory Approval of the Product for such Co-Developed Indication in the Licensed Territory, [***], and (iii) for each Co-Developed Indication, Phase III Clinical Trials (the “Co-Developed Indication Phase III Clinical Trials”) of the Product that are required by the Regulatory Authorities in the Licensed Territory for Regulatory Approval of the Product for such Co-Developed Indication in the Licensed Territory ((ii) and (iii), collectively, the “Co-Developed Indication Clinical Studies”).  Each Co-Developed Indication Phase III Clinical Trial shall be funded [***].  Each Co-Developed Indication Clinical Study shall be conducted by 3SBio or on its behalf using a local contract research organization in the Licensed Territory.  Each such local contract research organization shall coordinate its activities with and will be managed by AMAG’s global contract research organization that is conducting clinical trials on behalf of AMAG in the AMAG Territory.  Before entering into an agreement with any local contract research organization, 3SBio shall present the qualifications and capabilities of such local contract research organization to the JSC for discussion and approval of such organization.

(c)                                  Post-Approval Trials.  3SBio shall be responsible, [***], for conducting in the Licensed Territory any and all Phase IV Clinical Trials of the Product in the Field.

3.5                               Principles of Product Development.  3SBio’s Development of the Product in the Field in the Licensed Territory shall be conducted in a manner consistent with the following principles:

(a)                                  seeking Regulatory Approvals that include a broad label for the Product;

(b)                                  seeking a product profile for the Product with maximum scope of recommended usage and minimum scope of restrictions on use;

(c)                                  obtaining Regulatory Approvals for the Product consistent with (a) and (b) in a timely manner; and

(d)                                  not adversely impacting AMAG’s own development or commercialization efforts for the Product in the AMAG Territory or outside the Field.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

3.6                               The Parties’ Performance.  3SBio shall devote Diligent Efforts to Develop and obtain Regulatory Approval for the Product under this Agreement in the Licensed Territory, in all cases consistent with the then-agreed upon Development Plans and in accordance with this Agreement.  AMAG shall devote Diligent Efforts to perform all activities allocated to AMAG in the then-agreed upon Development Plans in accordance with this Agreement.  The Parties shall conduct their activities under the Development Plans using appropriate scientific practices and in compliance in all material respects with all applicable Laws.  3SBio may not conduct any Development activities that are not set forth in one of the Development Plans or that are inconsistent with this Agreement without AMAG’s prior written consent.

3.7                               Development Costs.  3SBio shall be solely responsible for all costs associated with the Development of the Product for the Initial Indication in the Licensed Territory, including without limitation (i) all costs associated with the Initial Indication Studies and (ii) all Regulatory Fees for the Initial Indication in the Licensed Territory.  The Parties [***].  If either Party incurs or anticipates incurring Out-of-Pocket Costs for the Co-Developed Indication Clinical Studies that exceed the applicable amount set forth in the Budget, such Party shall so notify the JSC.  The JSC shall discuss and determine the allocation between the Parties of such Budget overruns, which may include amending the Budget; provided, that each Party shall continue to conduct its activities set forth in the applicable Development Plan, and the Party incurring Budget overruns may thereafter seek reimbursement for such activities.  The JSC shall act promptly to address the issue of Budget overruns, and nothing in this Section 3.7 shall require a Party to [***] or to continue activities in connection with Co-Developed Indication Phase III Clinical Trials for more than thirty (30) days in the event of a Budget overrun, if the other Party’s representatives to the JSC have not acted to address the overrun in such time.

3.8                               Records, Reports and Information.  Each Party shall maintain complete, current and accurate records of all work conducted by it under the Development Plans and all data and other Information resulting from such work.  Such records shall fully and properly reflect all work done and results achieved in the performance of the Development Plans in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.  Each Party shall have the right to review such records maintained by the other Party at reasonable times, upon written request.  Each Party shall provide written reports to the JSC on its Development and regulatory activities with the Product in the Licensed Territory, including without limitation any informal meetings between such Party and a Regulatory Authority in the Licensed Territory, on a quarterly basis at the end of each calendar quarter, at a level of detail reasonably sufficient, in the case of 3SBio, to enable AMAG to determine 3SBio’s compliance with its diligence obligation pursuant to Section 3.6.  All such Information and reports shall be the Confidential Information of AMAG.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

ARTICLE 4
REGULATORY MATTERS

4.1                               Transfer of Data.

(a)                                  AMAG Regulatory Dossier.  Within thirty (30) days after the Effective Date, AMAG shall provide 3SBio with a copy of all MAAs and other Regulatory Materials submitted by AMAG to the FDA in support of its Investigational New Drug Application, Drug Master File and New Drug Application for the Product in the Initial Indication (the “Dossier”), in each case only as necessary to secure Regulatory Approval in the Licensed Territory.  The Dossier shall be the Confidential Information of AMAG.  The Parties, through their representatives to the JSC, shall discuss the use, disclosure, and protection of Information included in the Dossier, including without limitation any CMC information.  3SBio may use the Dossier in its Regulatory Materials only to the extent expressly authorized in writing by AMAG, not to be unreasonably withheld or delayed.

(b)                                  Data Generated by or on Behalf of the Parties.  Each Party shall, in a timely manner and compliant with the reporting requirements of Regulatory Authorities in the Licensed Territory, provide the other Party with copies of all preclinical, non-clinical and clinical data generated by such Party or on behalf of such Party by any Third Party for the Licensed Territory under this Agreement, after the Effective Date on a quarterly basis; provided, that information regarding adverse events and serious adverse events shall be provided promptly as set forth in Section 4.6.

(c)                                  Use of Data.  All preclinical, non-clinical, analytical, and clinical data and associated reports generated by 3SBio under this Agreement shall be owned solely by AMAG and shall be AMAG’s Confidential Information (notwithstanding anything in this Agreement to the contrary).  Except as otherwise provided in this Agreement, 3SBio may use such data solely for the purpose of Developing the Product and seeking and obtaining Regulatory Approval of and Commercializing the Product in the Field in the Licensed Territory, subject to Article 12.  Without otherwise limiting its rights under this Agreement, AMAG shall have the right to share any and all such data and other Regulatory Materials received from 3SBio with Regulatory Authorities and with AMAG’s Affiliates and Third Party licensees in the AMAG Territory.

4.2                               Regulatory Filings and Approvals.

(a)                                  In General.  The Parties intend that the Development Plans will set forth the agreed regulatory strategy for seeking Regulatory Approval of the Product in the Field in the Licensed Territory.  Except as provided in Section 4.2(b), 3SBio shall be responsible, in consultation with AMAG through the JSC, for preparing any and all Regulatory Materials to be used for filing with Regulatory Authorities in the Licensed Territory, and for filing Marketing Authorization Applications, Pricing Approval applications and all other applications in connection with seeking Regulatory Approvals for the Product in the Field in the Licensed Territory in the Initial Indication and all Co-Developed Indications.

(b)                                  Manufacturing.  AMAG shall be primarily responsible, at its expense and as required by any Regulatory Authority for the Licensed Territory, for the preparation of any components of Regulatory Materials to be filed by 3SBio in the Licensed Territory that relate to the Manufacture of the Product.  3SBio shall be primarily responsible for communicating with Regulatory Authorities in the Licensed Territory regarding Manufacture of the Product for the Licensed Territory, provided that 3SBio shall not disclose any CMC Information without AMAG’s prior written approval of the form and content of such disclosure, and if 3SBio receives a communication or request for a meeting from any Regulatory Authority in the Licensed Territory regarding Manufacture of the Product, 3SBio shall promptly notify AMAG, and AMAG shall have the right to attend any such meeting, in accordance with Section 4.2(e)(i), and to review, comment on, and approve any proposed response to the Regulatory Authority.  Upon prior notice to 3SBio and subject to 3SBio’s consent, not to be unreasonably withheld or delayed, AMAG shall have the right to communicate with Regulatory Authorities in the Licensed Territory regarding Manufacture of the Product for the Licensed Territory.  3SBio shall cooperate with AMAG and AMAG’s representatives and take such actions as AMAG may reasonably request in connection with the foregoing activities and communications as necessary to protect the CMC Information and all other Confidential Information related to the Manufacture of the Product for the Licensed Territory.

(c)                                  KOL Meeting.  As commercially appropriate for the Development and Commercialization of the Product in the Licensed Territory, 3SBio shall conduct one or more meetings with nephrology key opinion leaders to discuss medical and regulatory strategy for the Product in the Licensed Territory.  3SBio shall provide prior notice to AMAG of such meetings, and AMAG shall have the right to attend such meetings.  Promptly after each meeting, 3SBio shall provide the JSC with a report in English summarizing the meeting.

(d)                                  Rights of Reference to Regulatory Materials.  Each Party hereby grants to the other Party a right of reference to all Regulatory Materials filed by such Party in its respective territory for the Product in the Field as follows: AMAG and Affiliates shall have the right to cross-reference any and all data and other Regulatory Materials generated by 3SBio under this Agreement with respect to the Product in AMAG’s MAAs and other Regulatory Materials submitted to Regulatory Authorities in the AMAG Territory, for any indication.  3SBio shall have the right to cross-reference any and all data and other Regulatory Materials generated by AMAG with respect to the Product in 3SBio’s MAAs and other Regulatory Materials submitted to Regulatory Authorities in the Licensed Territory, solely for the purpose of obtaining Regulatory Approval for the Product in the Field for the Initial Indication and all Co-Developed Indications in the Licensed Territory, subject to Section 4.1(a).

(e)                                  3SBio’s Rights and Obligations.

(i)                                    Except as set forth in Section 4.2(b), 3SBio shall have the sole right and responsibility for preparing, submitting and maintaining Regulatory Materials in the Licensed Territory and for seeking Regulatory Approval for the Product in the Field in the Licensed Territory in the Initial Indication and all Co-Developed Indications.  As part of the foregoing, 3SBio shall be responsible for seeking any necessary approvals of Regulatory Authorities for Product Labeling and Promotional Materials to be used in the Licensed Territory in connection with Commercializing the Product in the Initial Indication and all Co-Developed Indications.  Upon request of AMAG, 3SBio shall allow at least one AMAG representative to attend all meetings with Regulatory Authorities in the Licensed Territory regarding the Product in the Initial Indication and all Co-Developed Indications, and 3SBio shall inform AMAG sufficiently in advance of any such meetings scheduled.

(ii)                                3SBio shall use Diligent Efforts in compliance with applicable Laws and other regulatory obligations related to Development and Regulatory Approval in the Licensed Territory, to prepare and file the appropriate Regulatory Materials and to seek to obtain Regulatory Approval for the Product in the Initial Indication and all Co-Developed Indications as soon as practicable.

(iii)                            All MAAs, Regulatory Materials and Regulatory Approvals for the Product in the Initial Indication and all Co-Developed Indications filed with Regulatory Authorities in the Licensed Territory shall be held in 3SBio’s name and shall be owned solely by 3SBio, subject to AMAG’s rights under this Agreement.

(f)                                    Reporting and Review.  3SBio shall provide AMAG with copies of any proposed Regulatory Materials regarding the Product in the Initial Indication and all Co-Developed Indications sufficiently in advance of the intended submission to Regulatory Authorities and shall reasonably consider AMAG’s comments thereto to the extent practicable; provided, that 3SBio shall not submit any Regulatory Materials that relate specifically to the Manufacture of the Product without AMAG’s prior approval of such Regulatory Materials.  3SBio shall consult with AMAG, through the JSC, regarding, and keep AMAG reasonably and regularly informed of, the preparation of all Regulatory Materials, Regulatory Authority review of Regulatory Materials, and Regulatory Approvals for the Product in the Initial Indication and all Co-Developed Indications in the Licensed Territory.  3SBio shall provide AMAG with copies of all Regulatory Approvals it receives for the Product in the Initial Indication and all Co-Developed Indications in the Licensed Territory promptly after receipt thereof.

4.3                               Regulatory Expenses.  3SBio shall be responsible for all costs and expenses of preparing, maintaining, formatting, and filing Regulatory Materials for the Product in the Initial Indication and all Co-Developed Indications in the Licensed Territory, including without limitation all Regulatory Fees, and for all other costs and expenses in connection with seeking and maintaining Regulatory Approval for the Product in the Initial Indication and all Co-Developed Indications in the Licensed Territory; provided, that AMAG shall be solely responsible for all costs and expenses of its activities under Section 4.2(b); and provided, further, that 3SBio shall be solely responsible for all Out-of-Pocket Costs associated with any inspections of AMAG’s manufacturing facilities or the facilities of any of AMAG’s contract manufacturers by 3SBio or the SFDA in the Licensed Territory.

4.4                               Communications.  Except as required by Law or pursuant to Section 4.2(b), AMAG shall not communicate regarding the Product with respect to the Initial Indication or any Co-Developed Indication with any Regulatory Authority having jurisdiction in the Licensed Territory unless explicitly requested or permitted in writing to do so by 3SBio or unless so ordered by such Regulatory Authority in the Licensed Territory, in which case AMAG shall provide 3SBio prompt notice of such order.  Except as may be required by law, 3SBio shall not communicate with any Regulatory Authority having jurisdiction outside the Licensed Territory regarding the Product unless explicitly requested or permitted in writing to do so by AMAG, or unless so ordered by such Regulatory Authority, in which case 3SBio shall provide immediately to AMAG notice of such order.

4.5                               No Harmful Actions.  3SBio shall not take any action with respect to the Product in the Licensed Territory that could reasonably be expected to have a material adverse impact upon the regulatory status or potential sales of the Product outside the Licensed Territory.  If AMAG believes that 3SBio is taking or intends to take any action that could reasonably have such an impact, AMAG shall bring the matter to the attention of the JSC.  The JSC shall discuss whether any such action that either Party brings to the JSC’s attention reasonably would have such an impact, and potential alternative courses of action that 3SBio could take to avoid such an impact.  If the JSC cannot reach agreement as to such matters, then either Party may refer such matters for resolution pursuant to Section 14.2.  Furthermore, 3SBio will use commercially reasonable efforts to preserve the existence and breadth of any Regulatory Approvals for the Product obtained in the Licensed Territory in the course of reexamination, reevaluation and other post marketing surveillance review procedures required by the SFDA.

4.6                               Adverse Event Reporting and Safety Data Exchange.  The Parties agree that 3SBio will be primarily responsible for the monitoring of all clinical experiences and filing of all required reports with Regulatory Authorities in the Licensed Territory throughout clinical Development and Commercialization of the Product in the Licensed Territory; provided, that 3SBio shall provide AMAG with copies of all such required reports with a summary in English at the same time such reports are transmitted to the relevant Regulatory Authorities. The parties also agree that AMAG shall be solely responsible for maintaining the global safety database with respect to the Product and shall provide 3SBio with all relevant information as requested from such global safety database as necessary to comply with Regulatory Authorities in the Licensed Territory.  Specific details regarding the disclosure and management of information of adverse events related to the use of the Product in the Licensed Territory will be delineated in a separate pharmacovigilance agreement that shall be agreed to by the Parties within ninety (90) days after the Effective Date.

4.7                               Regulatory Authority Communications.

(a)                                  3SBio Disclosures to AMAG.

(i)                                    General.  3SBio shall provide AMAG with copies of (A) all correspondence it receives from or submits to Regulatory Authorities in the Licensed Territory that relate to Regulatory Approval of the Product in the Licensed Territory, promptly after receipt or submission (as applicable) thereof; (B) minutes of all meetings related to the Product with Regulatory Authorities in the Licensed Territory; and (C) all other material correspondence it receives from or submits to Regulatory Authorities in the Licensed Territory under this Agreement, in each case promptly after receipt, preparation or submission (as applicable) thereof.

(ii)                                Specific Disclosures.  Without limiting the generality of the foregoing, 3SBio shall keep AMAG informed, in a timely manner compliant with the reporting requirements of Regulatory Authorities in the Licensed Territory of notification of any action by, or notification or other information that it receives (directly or indirectly) from, any Regulatory

Authority in the Licensed Territory that:  (1) raises any material concerns regarding the safety or efficacy of the Product; (2) indicates or suggests a potential material liability of either Party to Third Parties in connection with the Product; (3) is reasonably likely to lead to a recall or market withdrawal of the Product; or (4) relates to expedited and periodic reports of adverse events with respect to the Product, or Product Complaints, and that may have a material impact on Regulatory Approval or the continued Commercialization of the Product.

(iii)                            Regulatory Actions and Regulatory Non-Compliance.  In addition to its obligations under subsections (i) and (ii), 3SBio shall promptly disclose to AMAG the following information:

(1)                                 All material information pertaining to actions taken by Regulatory Authorities in connection with the Product (and/or its testing, distribution and/or facilities connected thereto) including, without limitation, any notice, audit notice, notice of initiation by Regulatory Authorities of investigations, inspections, detentions, seizures or injunctions concerning the Product (and/or its distribution, and/or facilities connected thereto), notice of violation letter (i.e., an untitled letter), warning letter, service of process or other inquiry; and

(2)                                 All information pertaining to notices from Regulatory Authorities of non-compliance with Laws in connection with the Product including, without limitation, receipt of a warning letter or other notice of alleged non-compliance from any Regulatory Authority relating to the Product.

(b)                                  AMAG Disclosures to 3SBio.  AMAG shall keep 3SBio informed, in a timely manner compliant with the reporting requirements of Regulatory Authorities in the Licensed Territory or the AMAG Territory, as applicable, of notification of any action by, or notification or other information that it receives (directly or indirectly) from, any Regulatory Authority in the Licensed Territory or the AMAG Territory that: (1) raises any material concerns regarding the safety or efficacy of the Product; (2) is reasonably likely to lead to a recall or market withdrawal of the Product; or (3) relates to expedited and periodic reports of adverse events with respect to the Product, or Product Complaints, and that may have a material impact on Regulatory Approval or the continued Commercialization of the Product.  In addition, AMAG shall keep 3SBio informed, in a timely manner compliant with the reporting requirements of Regulatory Authorities in the Licensed Territory, of notification of any action by, or notification or other information that it receives (directly or indirectly) from, any Regulatory Authority in the Licensed Territory that indicates or suggests a potential material liability of either Party to Third Parties in connection with the Product.

(c)                                  Territory-Specific Obligations.  In addition to the obligations set forth in Sections 4.7(a) and 4.7(b), if AMAG receives any communication or questions from any Regulatory Authority in the Licensed Territory, or if 3SBio receives any communication or questions from any Regulatory Authority in the AMAG Territory, relating to matters set forth in Sections 4.7(a)(ii) and 4.7(b), the receiving Party shall notify the other Party as soon as possible (but in no event later than two (2) business days after receipt of such notice or inquiry) and provide to such other Party copies of all documents, if any, it received from such Regulatory Authorities.  Such other Party will then prepare the response to the communication.  Before submitting such response to a Regulatory Authority regarding the communication, the Party that originally received the communication will have an opportunity to comment on the response to the extent such response may affect its rights or obligations under this Agreement.  The other Party will fully cooperate with and assist such Party in complying with all such regulatory obligations and communications, including by providing to such Party, within forty-eight (48) hours after a request, such information and documentation in the other Party’s possession as may be necessary or helpful for the Party to prepare a response to an inquiry from a Regulatory Authority.  If 3SBio is required to respond to any Regulatory Authority in the AMAG Territory, or if AMAG is required to respond to any Regulatory Authority in the Licensed Territory for the Initial Indication or any Co-Developed Indication, the responding Party shall make diligent efforts to seek the input and approval of the other Party before responding.  Each Party will also provide the other Party in a timely manner with a copy of all correspondence received from a Regulatory Authority specifically regarding the matters referred to above.

(d)                              Form of Communications.  All communications that are required to be provided by 3SBio to AMAG pursuant to this Section 4.7 shall, to the extent such communications are not written in English, be accompanied by an executive summary written in English that identifies the communication, the date thereof, the identities of the party from whom the communication originated and the party to whom the communication was addressed, and the material contents of such communication, and such other information as is reasonably necessary to allow AMAG to understand the material contents of such communication.

4.8                               Regulatory Inspection or Audit.  If a Regulatory Authority desires to conduct an inspection or audit of 3SBio’s facility or a facility under contract with 3SBio with regard to the Product in the Licensed Territory, then 3SBio shall cooperate and cause the contract facility to cooperate with such Regulatory Authority during such inspection or audit, and 3SBio shall be solely responsible for all costs associated with any such inspection or audit.  3SBio shall provide advance notice of any such inspection or audit to AMAG, and AMAG shall have the right to be present at such inspection or audit at AMAG’s sole cost and expense.  Following receipt of the inspection or audit observations of such Regulatory Authority (a copy of which 3SBio will immediately provide to AMAG), 3SBio will provide a proposed response to any such observations to AMAG for review and comment, and shall consider AMAG’s comments in good faith.  3SBio agrees to conform its activities under this Agreement to any commitments made in such a response, except to the extent it believes in good faith that such commitments violate applicable Laws.

4.9                               Recalls and Voluntary Withdrawals.  Each Party shall provide the other Party with its standard operating procedures (“SOPs”) for conducting product recalls reasonably in advance of the First Commercial Sale of the Product in the Licensed Territory, and the Parties shall discuss and resolve any conflicts between such SOPs and issues relating thereto promptly after such exchange.  If either Party becomes aware of information relating to any Product that indicates that a unit or batch of Product may not conform to the specifications therefor, or that potential adulteration, misbranding, and/or other issues have arisen that relate to the safety or efficacy of the Product, it shall promptly so notify the other Party.  The JSC shall meet to discuss such circumstances and to consider appropriate courses of action, which shall be consistent with the internal SOP of the Party having the right to control such recall pursuant to this Section 4.9.

3SBio shall have the right, at its expense, to control any product recall, field correction, or withdrawal of the Product in the Licensed Territory.  As between the Parties, AMAG shall have the right, at its expense, to control all recalls, field corrections, and withdrawals of the Product in the AMAG Territory.  3SBio shall maintain complete and accurate records of any recall in the Licensed Territory for such periods as may be required by applicable Laws, but in no event for less than three (3) years.

ARTICLE 5
COMMERCIALIZATION

5.1                               Commercialization in the Licensed Territory.  3SBio shall have sole responsibility for Commercializing the Product in the Field in the Licensed Territory solely in the Initial Indication and each Co-Developed Indication, as provided in this Article 5, in accordance with a detailed marketing plan for the Initial Indication and for each Co-Developed Indication that sets forth 3SBio’s responsibilities with respect to, and budget and promotional strategy for, Commercialization of the Product in the Licensed Territory (each, a “Marketing Plan”).  At least twelve (12) months prior to the date the JSC anticipates obtaining the first Regulatory Approval for the Product for the Initial Indication and each Co-Developed Indication in the Licensed Territory, 3SBio shall prepare the initial Marketing Plan for the Initial Indication or applicable Co-Developed Indication and submit it to the JSC for review and approval.  As part of its preparation of the Marketing Plan for the Initial Indication, 3SBio shall conduct a market survey of the Product for use in the Initial Indication in the Licensed Territory.  On at least an annual basis, 3SBio shall update and amend, as appropriate, each then-current Marketing Plan.  3SBio shall submit all proposed updates and amendments to the Marketing Plans to the JSC for review and comment, and the JSC shall approve or disapprove such updates and amendments at its next meeting.  3SBio shall bear all costs and expenses it incurs in connection with preparing the Marketing Plans and with all such Commercialization.

5.2                               Affiliates and Distributors.  3SBio shall provide the JSC with prior written notice of any and all Affiliates and distributors performing any Commercialization activities on behalf of 3SBio, and shall identify each such Affiliate and distributor and the activities performed by such Affiliates and distributors in the Marketing Plan.  The Marketing Plan shall contain a description of all transfer pricing arrangements between 3SBio and its Affiliates.

5.3                               Pricing Approvals in the Licensed Territory.  3SBio shall be responsible, at its own expense, for seeking Pricing Approval for the Product in the Licensed Territory, as set forth in the Marketing Plan.  3SBio shall keep AMAG informed on an ongoing basis of 3SBio’s strategy for seeking, and the results it obtains in seeking, Pricing Approval in the Licensed Territory, including, without limitation, the results of any discussion or other communication with relevant Governmental Authorities regarding Pricing Approval, via regular reports to the JSC no less frequently than such committee is required to meet pursuant to Section 2.2.

5.4                               Pricing of the Product in the Licensed Territory.  The Parties, through the JSC, shall discuss the pricing and reimbursement strategies for the Product in the Licensed Territory.  However, 3SBio shall have the sole right to determine all pricing of the Product in the Licensed Territory.  Notwithstanding anything in this Agreement express or implied to the contrary, AMAG shall not have any right to direct, control, or approve 3SBio’s pricing of the Product for the Licensed Territory.  The provision to AMAG of any pricing data in connection with the Marketing Plan is for informational purposes only.

5.5                               3SBio Performance.

(a)                                  Commercial Diligence.  3SBio shall devote Diligent Efforts to Commercializing the Product in the Field in the Licensed Territory following each Regulatory Approval of the Product in the Licensed Territory for the Initial Indication and the Co-Developed Indications in accordance with this Agreement.  Without limiting the generality of the foregoing, and subject to timely supply by AMAG pursuant to Article 7 and the Supply Agreement, 3SBio shall achieve First Commercial Sale of the Product in the Licensed Territory promptly after, and in any case not later than two (2) months after, the date on which the SFDA grants approval of the MAA for the Product in the Initial Indication and each Co-Developed Indication in the Licensed Territory and shall file the appropriate Regulatory Materials and seek to obtain Pricing Approval for the Product as soon as practicable.

(b)                                  Details.  Without limiting the generality of the first sentence of Section 5.5(a), 3SBio shall provide for a sales force of at least [***] Sales Representatives specializing in nephrology to promote the Product for the Initial Indication with Primary Position Details in the Licensed Territory.  To the extent practical, 3SBio will use its Affiliates’ existing sales force for erythropoiesis-stimulating agents to perform such promotion for the Initial Indication in combination with other 3SBio sales representatives that it reasonably determines have the most relevant expertise and qualification to Detail the Product in the Licensed Territory.  The Marketing Plan for the Initial Indication and each Co-Developed Indication will include more specific information regarding the size and distribution of such sales force and the Detailing requirements for the applicable indication.  3SBio shall not use any Third Parties to perform promotional activities for the Product in the Licensed Territory without the prior written approval of AMAG.  If AMAG grants such approval, such Third Parties shall be trained in accordance with Section 5.9.  All Sales Representatives who will be performing Details shall be assigned their responsibilities, activities, Sales Calls territory and Detail requirements by 3SBio in accordance with the then-current Marketing Plan.

(c)                                  Reports.  3SBio shall update the JSC periodically regarding 3SBio’s Commercialization activities with the Product in the Field in the Licensed Territory.  In addition, 3SBio shall present a written report each year summarizing 3SBio’s Commercialization activities with respect to the Product in the Field in the Licensed Territory pursuant to this Agreement, covering subject matter at a level of detail reasonably requested by AMAG and sufficient to enable AMAG to determine 3SBio’s compliance with its diligence obligations pursuant to this Section 5.5.  Such reports shall include a description of all transfer pricing arrangements between 3SBio and its Affiliates with respect to the Product.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

5.6                               Compliance.  3SBio shall comply in all material respects with all applicable Laws and guidelines in Developing and Commercializing Products in the Licensed Territory under this Agreement, including without limitation the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”).  3SBio represents, warrants and covenants to AMAG that, as of the Effective Date, 3SBio and its Affiliates have adequate procedures in place: (i) to ensure their compliance with the FCPA; (ii) to bring any noncompliance therewith by any of the foregoing entities to 3SBio’s attention; and (iii) to promptly remedy any such noncompliance.

5.7                               Product Trademarks and House Marks.

(a)                                  Product Trademarks.  The JSC shall determine the Product-related trademarks to be used in connection with Commercializing the Product in the Licensed Territory, and shall give due consideration to the AMAG Product Marks.  If 3SBio determines that a trademark different from or in addition to the AMAG Product Marks would increase the likelihood of commercial success of the Product in the Licensed Territory, then 3SBio shall submit a proposed trademark to the JSC for review, comment, and approval.  Subject to JSC approval, the Marketing Plan shall be amended to include any such new trademarks.  3SBio shall own all right, title, and interest in and to all trademarks developed by either Party under this Agreement after the Effective Date for use in connection with Commercializing the Product in the Licensed Territory, other than any AMAG Product Mark (the “New Product Marks”).  3SBio shall be solely responsible, at its expense, for filing, prosecuting, and maintaining the New Product Marks.   AMAG shall be solely responsible, at its expense, for filing, prosecuting, and maintaining the AMAG Product Marks.

(b)                                  House Marks.  To the extent allowable by applicable Law, Product packaging, Promotional Materials and Product Labeling for use in the Licensed Territory shall carry, in a conspicuous location, (i) one or more of the AMAG House Marks, subject to 3SBio’s reasonable approval of the size, position, and location thereof, and (ii) at 3SBio’s sole discretion, one or more of 3SBio’s trademarks or tradenames (the “3SBio Marks”).  The Parties agree that the JSC shall determine the display of the 3SBio Marks along with the AMAG House Marks under a general principle of co-prominence.  AMAG shall own all right, title and interest in the AMAG House Marks and shall be solely responsible, at its expense, for filing, prosecuting, and maintaining the AMAG House Marks.  3SBio shall own all right, title and interest in the 3SBio Marks and shall be solely responsible, at its expense, for filing, prosecuting, and maintaining the 3SBio Marks.

(c)                                  Inspection.  From time to time during the Term, AMAG shall have the right to obtain from 3SBio samples of the final finished Product sold by 3SBio or its Affiliates or permitted sublicensees in the Licensed Territory.  AMAG shall use such Product samples solely to inspect the quality of such Products and use of the AMAG Marks.

(d)                                  No Inconsistent Acts.  3SBio acknowledges the sole ownership of the AMAG Product Marks by AMAG.  3SBio agrees that it will do nothing inconsistent with such ownership, and that any goodwill arising through use of the AMAG Product Marks by 3SBio shall inure to the benefit of AMAG.  3SBio agrees that it will not at any time during or after the Term assert or claim any interest in or do anything that may adversely affect the validity or enforceability of any AMAG Product Mark.  Further, if requested by AMAG, 3SBio shall execute all trademark registered user agreements that are submitted by AMAG to protect AMAG’s title in the AMAG Product Marks.  3SBio agrees that it shall not register, seek to register or cause to be registered, or seek to obtain ownership of, any AMAG Product Mark or New Product Mark (other than in the Licensed Territory), any variation thereof, or any mark similar thereto in any jurisdiction in any language.  3SBio further agrees that it shall not apply for registration or seek to obtain ownership of any domain name incorporating any AMAG Product Mark or New Product Mark (other than in the Licensed Territory) or any mark similar thereto in any jurisdiction.  3SBio agrees to use each AMAG Product Mark in accordance with trademark usage guidelines provided by AMAG from time to time during the Term.

5.8                               Promotional Materials.

(a)                                  Development and Approval.  Prior to the First Commercial Sale of the Product for the Initial Indication or any Co-Developed Indication in the Licensed Territory, 3SBio shall develop the Promotional Materials with the guidance of AMAG, through its representatives to the JSC, which may include, upon 3SBio’s request, providing to 3SBio corresponding promotional materials used by AMAG in the AMAG Territory (the “AMAG Materials”).  AMAG hereby grants to 3SBio the right, during the Term, to use and create derivative works of the AMAG Materials, solely to the extent necessary or useful to create Promotional Materials as approved by AMAG.  3SBio shall use the AMAG Materials solely in preparing the Promotional Materials and for no other purpose.  In addition, 3SBio shall submit any newly developed Promotional Materials to the JSC for review and approval.  AMAG, through its JSC representatives, shall review all Promotional Materials for consistency with the AMAG Materials and other AMAG promotional, training and advertising materials.  3SBio shall not use in its Commercialization efforts any Promotional Materials without the prior written consent of AMAG, not to be unreasonably withheld, conditioned, or delayed.  Once approved by AMAG, the Promotional Materials shall be used solely in connection with the Commercialization of the Product under this Agreement.  3SBio shall be solely responsible for all expenses incurred in the development and production of Promotional Materials.

(b)                                  Ownership.  The Parties expressly agree and acknowledge that the Promotional Materials may include, without limitation, derivative works based on one or more AMAG Materials.  AMAG shall own all right, title, and interest in and to the AMAG House Marks, the AMAG Product Marks, and any other intellectual property of AMAG appurtenant to the Promotional Materials.  3SBio shall own all right, title, and interest in and to all other intellectual property related to the Promotional Materials, including without limitation applicable copyrights and the New Product Marks.

(c)                                  Filing of Materials with Regulatory Authorities.  3SBio shall timely file with the relevant Regulatory Authorities in the Licensed Territory, in accordance with all applicable Laws, all Promotional Materials required to be filed with such Regulatory Authorities with respect to the Commercialization of the Product in the Licensed Territory in the Initial Indication and all Co-Developed Indications, and shall provide AMAG with copies of such filings.

5.9                               Sales Force Training.

(a)                                  Prior to Commercial Launch.  Prior to the First Commercial Sale of the Product in the Licensed Territory, AMAG shall provide 3SBio with copies of all current training material, including all amendments and revisions thereof, used by AMAG for the purposes of marketing and selling the Product in the AMAG Territory.  3SBio shall be responsible for translating such training materials and training the Sales Representatives on the Product prior to commercial launch of the Product in the Licensed Territory; provided, that AMAG shall provide reasonable assistance with such training, as may be mutually agreed by the Parties.  3SBio shall be responsible for all expenses related to such training, including travel, lodging, meals and salary and benefits of Sales Representatives during the training period.

(b)                                  After First Commercial Sale.  After First Commercial Sale of the Product in the Licensed Territory, 3SBio shall be solely responsible, at its expense, for developing training materials and conducting all training of the 3SBio sales force, subject to JSC approval of Promotional Materials under Section 5.8.

5.10                        Policing of Trade Channels.  AMAG and its Affiliates shall not (i) directly or indirectly, through any licensees, assignees, designees, agents or representatives (other than 3SBio), market, distribute, sell, offer for sale, or import Products into countries outside of the AMAG Territory, (ii) engage in any advertising activities relating to Products directed primarily to customers located in countries outside of the AMAG Territory, or (iii) solicit orders from any prospective purchaser located in countries outside of the AMAG Territory.  3SBio and its Affiliates shall not (i) directly or indirectly, through any licensees, assignees, designees, agents or representatives, market, distribute, sell, offer for sale, or import Products into countries outside of the Licensed Territory, (ii) engage in any advertising activities relating to Products directed primarily to customers located in countries outside of the Licensed Territory, or (iii) solicit orders from any prospective purchaser located in countries outside of the Licensed Territory.  If a Party receives any order from a prospective purchaser located in a country outside of its territory, such Party shall immediately refer that order to the other Party and shall not accept any such order or deliver or tender (or cause to be delivered or tendered) any Product under such order.  If either Party has a reasonable basis to conclude that its customer, sublicensee or distributor, or a customer, sublicensee or distributor of the other Party, is engaged in the sale or distribution of Products outside of the selling Party’s territory, then the selling Party shall take all reasonable steps (including without limitation cessation of sales to such customer) necessary to limit such sale or distribution outside such Party’s territory.

ARTICLE 6
LICENSES AND EXCLUSIVITY

6.1                               License to 3SBio under Collaboration Patents and AMAG Know-How.  Subject to the terms and conditions of this Agreement, AMAG hereby grants 3SBio an exclusive, royalty-bearing license under the Collaboration Patents and the AMAG Know-How to Develop (solely to the extent set forth in a Development Plan), obtain Regulatory Approval for and Commercialize (solely to the extent set forth in a Marketing Plan) the Product in the Initial Indication and the Co-Developed Indications in the Licensed Territory in the Field.  The license granted in this Section 6.1: (a) excludes the right to conduct any research or development of the Product that is not set forth in a Development Plan, or to conduct any Commercialization activities not set forth in a Marketing Plan, and (b) may be sublicensed by 3SBio to an Affiliate of 3SBio or to a Third Party only with the prior written consent of AMAG, which consent shall not be unreasonably withheld or delayed.

6.2                               Limited License for AMAG House Marks and AMAG Product Marks.  Subject to the terms of this Agreement, AMAG hereby grants to 3SBio (a) a non-exclusive, royalty-free license within the Licensed Territory to use and display the AMAG House Marks, and (b) an exclusive, royalty-free, license within the Licensed Territory to use and display the AMAG Product Marks, in each case solely in the Promotional Materials and the Product Labeling in connection with the Commercialization of the Product in the Initial Indication and the Co-Developed Indications in the Field in the Licensed Territory, as provided under and in accordance with this Agreement.  The foregoing licenses may be sublicensed by 3SBio to Affiliates or Third Party sublicensees under the license granted in Section 6.1 that are approved by AMAG in accordance with Section 6.1.

6.3                               AMAG Retained Rights.  Notwithstanding anything to the contrary in this Agreement, and without limiting the generality of Section 6.5, AMAG retains the right to Manufacture and have Manufactured the Product worldwide, and to use, sell, offer for sale, import and Develop the Product (a) in the Licensed Territory outside the Field, (b) in all Independent Indications in the Licensed Territory, and (c) in the AMAG Territory for all uses.  For clarity, AMAG retains all rights worldwide to the Product, the Collaboration Patents, and the AMAG Know-How for imaging, diagnostic, and all other non-therapeutic applications.

6.4                               Negative Covenant.  Each Party covenants that it will not use or practice any of the other Party’s intellectual property rights licensed to it under this Article 6 or elsewhere in this Agreement, either during the Term or thereafter, except for the purposes expressly permitted in the applicable license grant.

6.5                               No Implied Licenses.  Except as explicitly set forth in this Agreement, neither Party grants any license, express or implied, under its intellectual property rights to the other Party.  Without limiting the foregoing, 3SBio shall have no right hereunder, except as expressly set forth in a Development Plan, to reverse engineer the Product, generate analogs of or derivatives based on the Product, chemically analyze or chemically modify the structure of the Product, or develop formulations of the Product.

6.6                               Exclusivity.

(a)                                  3SBio hereby covenants that during the Term and for [***] thereafter, except for activities expressly authorized under this Agreement, 3SBio and its Affiliates will not, and 3SBio will [***] do not, either directly or indirectly develop, manufacture, market, promote, import, export, or sell anywhere in the world any [***] without AMAG’s prior written consent.

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(b)                                  3SBio hereby further covenants that during the Term and for [***] thereafter, except for activities expressly authorized under this Agreement, 3SBio and its Affiliates will not, and 3SBio will [***], either directly or indirectly develop, manufacture, market, promote, import, export, or sell anywhere in the world any Generic Version without AMAG’s prior written consent.

(c)                                  Notwithstanding the foregoing Sections 6.6(a) and 6.6(b), 3SBio and its Affiliates shall be permitted to continue to sell the product described in Exhibit F (the “Existing Product”) until Regulatory Approval is obtained for the Product for the Initial Indication in the Licensed Territory, and shall thereafter immediately cease all activities with respect to the Existing Product; provided that [***].

(d)                                  In the event that this Agreement expires for failure to extend its Term pursuant to Section 13.1 herein due to the annual Net Sales of the Product in the Licensed Territory for the year immediately preceding the renewal year not exceeding [***], the Parties acknowledge and agree that Section 6.6(a) shall not apply and shall be void and have no force or effect.  In the event that this Agreement is terminated pursuant to Section 13.2 herein due to uncured material breach by AMAG of this Agreement (except for any deemed material breach of this Agreement under Section 9.1 of the Supply Agreement) or willful breach by AMAG of Section 5.4 of the Supply Agreement, the Parties acknowledge and agree that Section 6.6(a) shall not apply and shall be void and have no force or effect.

(e)                                  The Parties acknowledge and agree that the covenants in this Section 6.6 are reasonable and appropriate in the context of the licenses granted to 3SBio in this Article 6 and other terms of this Agreement.  The Parties agree that if this Section 6.6 is held to be invalid or unenforceable by any arbitrator or court of competent jurisdiction, then the Parties shall revise the covenants in this Section 6.6 in a manner that will render such provision valid while maximizing the duration and geographic scope of such covenants, consistent with the Parties’ original intent.

ARTICLE 7
MANUFACTURE AND SUPPLY

7.1                               General.  AMAG will supply, or cause to be supplied through its contract manufacturers, Product in unlabeled finished form to 3SBio for both Development and Commercialization purposes, subject to the terms of the Supply Agreement described in Section 7.2.  3SBio shall be responsible, at its own expense, for the final labeling and packaging of the finished form of the Product in the Licensed Territory for both Development and Commercialization purposes, and for seeking and maintaining all Regulatory Approvals associated with all such activities.  AMAG shall have the right, upon reasonable advance notice to 3SBio, to visit any manufacturing, storage, or distribution facility of 3SBio or its Affiliates or

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sublicensees during regular business hours to review operations and assess compliance with applicable Laws, and to discuss any related issues with 3SBio’s or its Affiliates’ or sublicensees’ personnel.

7.2                               Supply Agreement.  Concurrently with the execution of this Agreement, the Parties are entering into a manufacturing and supply agreement (the “Supply Agreement”), attached hereto as Exhibit E, governing the Development and Commercialization supply to 3SBio of finished Product by or on behalf of AMAG.

ARTICLE 8
FINANCIALS

8.1                               Development and Commercialization Expenses.

(a)                                  Reconciliation Payments [***].  Within twenty (20) days after the end of each calendar quarter for as long as the Parties are conducting any Co-Developed Indication Phase III Clinical Trials, each Party shall submit to the JSC a statement setting forth [***] it incurred in such calendar quarter.  Within thirty (30) days after receipt of such reports, the JSC shall notify the Parties whether a reconciliation payment is due from one Party to the other, and if so, the amount of such reconciliation payment (a “Reconciliation Notice”), so that the Parties [***] for such calendar quarter.  The Party required to pay such reconciliation payment shall submit such payment to the other Party or object to the Reconciliation Notice in writing to the other Party and the JSC within thirty (30) days after receiving notice from the JSC.  In the event a Party chooses to pay the amounts set forth in any Reconciliation Notice in accordance with the immediately preceding sentence, the amount of [***] for the applicable quarter shall be deemed final and unappealable, other than in connection with a formal audit as provided in Section 8.9.

(b)                                  No Other Payments.  Except for [***], each Party shall bear all expenses it incurs under this Agreement.  Without limiting the generality of the foregoing, 3SBio shall solely bear all expenses it incurs for all Development activities other than the Co-Developed Indication Phase III Clinical Trials and for conducting all activities under the Marketing Plan.

8.2                               License Fee.  No later than five (5) days after the Effective Date, 3SBio shall pay to AMAG a license fee of One Million Dollars ($1,000,000) by wire transfer of immediately available funds into a deposit account designated in writing by AMAG.  Such license fee shall be nonrefundable and non-creditable against any other payments due hereunder.  The Parties acknowledge and agree that the license fee is not a payment or reimbursement for services provided by AMAG to 3SBio under this Agreement and that such fee is in consideration of the licenses granted under Section 6.1 of this Agreement.

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8.3                               Development Milestone Payments.  3SBio shall make milestone payments to AMAG based on the achievement of certain milestone events in the Licensed Territory for the Product as set forth in this Section 8.3.  3SBio shall pay to AMAG the amounts set forth below within thirty (30) days after the achievement of the corresponding milestone event.  For clarity, the first milestone payment listed below [***].  Each such payment shall be made by wire transfer of immediately available funds into a deposit account designated by AMAG.  Each such payment shall be nonrefundable and non-creditable against any other payments due hereunder.  The Parties acknowledge and agree that the milestone payments are not payments or reimbursements for services provided by AMAG to 3SBio under this Agreement and that such fee is in consideration of the licenses granted under Section 6.1 of this Agreement.

Milestone Event	Milestone Payment

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8.4                               Royalties.

(a)                                  Royalties.  Subject to Sections 8.4(c), 8.4(e) and 8.9, 3SBio shall pay to AMAG nonrefundable, non-creditable royalties based on the aggregate annual Net Sales in the Licensed Territory of the Product for the Initial Indication and for all Co-Developed Indications, as calculated by multiplying the applicable royalty rates by the corresponding amount of incremental Net Sales in such calendar year.

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(b)                                  Royalty Term.  Royalties due under Section 8.4(a) will commence on the First Commercial Sale of the Product in the Licensed Territory and will be payable for so long as 3SBio is Commercializing the Product under this Agreement.

(c)                                  Reduction of Royalty Following Generic Entry.  Following commercial sale of a Generic Version by a Third Party in the Licensed Territory after Regulatory Approval

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of the Product, the royalty rates set forth in Section 8.4(a) shall be modified if, [***] 3SBio, in exercising Diligent Efforts to Commercialize the Product, [***] (such event a “Generic Entry Trigger”).  In the event of a Generic Entry Trigger, the royalty rate set forth in Section 8.4(a) shall automatically be reduced as follows:

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In the event of [***] in the Licensed Territory of more than [***] as compared to the [***] immediately prior to such Third Party sale, the Parties agree to mutually and in good faith reconsider the continuation of this Agreement and their respective obligations hereunder; provided, that neither Party shall be obligated to agree to any amendment to this Agreement.  The determination of a Generic Entry Trigger and [***] of the Product shall be based upon the pricing information provided by 3SBio to AMAG pursuant to Sections 5.1-5.4 of this Agreement.  3SBio shall provide AMAG with all supporting records and documentation reasonably requested by AMAG to support such determination and [***].

(d)                                  Royalty Payments and Reports. All amounts payable to AMAG pursuant to Section 8.4(a) shall be paid within forty-five (45) days after the end of each calendar quarter with respect to Net Sales in such calendar quarter.  Payments made directly to AMAG shall be converted to Dollars (or some other freely convertible currency upon approval by AMAG), made in Dollars, and made by wire transfer of immediately available funds into a deposit account of AMAG designated by AMAG from time to time.  Payment of any such amounts shall be considered effected as of the date on which AMAG’s account is credited with the applicable amount.  Each payment of royalties due to AMAG shall be accompanied by a statement of the amount of gross sales of Product for the Initial Indication and for each Co-Developed Indication in the Licensed Territory during the applicable calendar quarter, an itemized calculation of Net Sales in the Licensed Territory showing deductions provided for in the definition of “Net Sales” during such calendar quarter, and a calculation of the amount of royalty payment due on such sales for such calendar quarter.  3SBio shall require its permitted sublicensees to account for their Net Sales and to provide such reports with respect thereto as if such sales were made by 3SBio.

(e)                                  Third Party Royalties.  If it is necessary for 3SBio to enter into any license, assignment or other agreement with any Third Party for the right to Develop, use or Commercialize the Product in the Licensed Territory, 3SBio shall obtain such agreement (with

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the consent of AMAG) and shall be responsible to the Third Party for all payments under such agreement for the Licensed Territory (all such agreements, the “Third Party License Agreements”).  3SBio shall have [***], provided that with respect to any Third Party License Agreement necessary for Development, use or Commercialization of the Product in the Licensed Territory in the Initial Indication, such [***].

8.5                               Taxes.

(a)                                  Cooperation and Coordination.  The Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible and legal, taxes payable with respect to their collaborative efforts under this Agreement and that they shall use all commercially reasonable efforts to cooperate and coordinate with each other to achieve such objective.

(b)                                  Payment of Tax.  A Party receiving a payment pursuant to this Article 8 shall pay any and all taxes levied on such payment.  If applicable Law requires that taxes be deducted and withheld from a payment made pursuant to this Article 8, the remitting Party shall (i) withhold those taxes from the payment; (ii) pay the taxes to the proper taxing authority; and (iii) send evidence of the obligation together with proof of payment to the other Party within sixty (60) days following that payment.  If, as a result of any change in the corporate status or location of 3SBio or its Affiliates, or the permitted assignment of this Agreement by 3SBio, additional withholding taxes become due on payments to AMAG that would not have been due absent such change in corporate status or location or permitted assignment, and AMAG is not able to claim a credit or reimbursement for such tax, in whole or in part, then 3SBio shall deduct such taxes in accordance with this Section 8.5(b), but shall, in addition to the sums otherwise payable under this Agreement, pay to AMAG such further sum as shall ensure that, after deduction of such taxes, the net amount received by AMAG equals the amount that AMAG would have received had the non-creditable or non-reimbursable amount of such additional taxes not been deducted.

(c)                                  Tax Residence Certificate.  A Party (including any entity to which this Agreement may be assigned, as permitted under Section 15.5) receiving a payment pursuant to this Article 8 shall provide the remitting Party appropriate certification from relevant revenue authorities that such Party is a tax resident of that jurisdiction (a “Tax Residence Certificate”), if such receiving Party wishes to claim the benefits of an income tax treaty to which that jurisdiction is a party.  Upon the receipt thereof, any deduction and withholding of taxes shall be made at the appropriate treaty tax rate.

(d)                                  Assessment.  Either Party may, at its own expense, protest any assessment, proposed assessment, or other claim by any Governmental Authority for any additional amount of taxes, interest or penalties or seek a refund of such amounts paid if

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permitted to do so by applicable Law.  The Parties shall cooperate with each other in any protest by providing records and such additional information as may reasonably be necessary for a Party to pursue such protest.

8.6                               Blocked Currency.  In the event that 3SBio is prohibited or restricted from making payment of any monies at a time when such monies are due and payable to AMAG hereunder by any reason of a legal requirement within the Licensed Territory, 3SBio shall promptly so advise AMAG in writing.  3SBio shall, upon AMAG’s request, deposit any blocked funds to the credit of AMAG in a separate interest-bearing account in a bank or other depository in the Licensed Territory designated in writing by AMAG, or pay such funds promptly to such person or entity as AMAG may designate in writing.  3SBio shall be jointly and severally liable for any additional costs, or any reduction in value of local currency, resulting from failure of 3SBio to comply with such instructions to make payment.  The funds therein shall be remitted to AMAG promptly upon the lifting of the prohibition or restriction under such legal requirement.

8.7                               Foreign Exchange.  The exchange rate at which Chinese renminbi (“RMB”) shall be converted into Dollars, or some other freely convertible currency as approved by AMAG, shall be the telegraphic transfer selling rate for Dollars or such other approved foreign currency quoted by the People’s Bank of China (“PBOC”) at or about 10:00 a.m. on the earlier of the due date or the date of remittance, provided that the date of remittance shall not be later than the last permissible date for payment under this Agreement, and provided further that the rate quoted by Bank of China shall be used should the PBOC cease to quote such rate.  All payments made by AMAG to 3SBio under this Agreement shall be made in RMB to a bank account opened and maintained by 3SBio for this specific purpose.

8.8                               Late Payments.  If a Party does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to until the date of payment at the per annum rate of two percent (2%) over the then-current prime rate quoted by Citibank in New York City or the maximum rate allowable by applicable Law, whichever is less.  In addition to any other remedies AMAG may have, 3SBio shall be solely responsible for any additional costs, or any reduction in value of local currency in relation to Dollars, resulting from untimely payments during any period after amounts payable to AMAG hereunder are due.

8.9                               Records; Audits.

(a)                                  3SBio will maintain complete and accurate records in sufficient detail to permit AMAG to confirm the accuracy of the calculation of royalty payments and [***] under this Agreement.  Upon reasonable prior notice, such records shall be available during regular business hours for a period of three (3) years from the creation of individual records for examination at AMAG’s expense, and not more often than once each calendar year, by an independent certified public accountant selected by AMAG and reasonably acceptable to 3SBio, for the sole purpose of verifying the accuracy of the financial reports furnished by 3SBio pursuant to this Agreement.  Any such auditor shall not disclose 3SBio’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by 3SBio or the amount of payments due by 3SBio under this Agreement.  Any amounts shown to be owed but unpaid shall be paid within thirty (30) days from the accountant’s report, plus interest (as set forth in Section 8.8) from the original due date.  Any amounts shown to be overpaid shall be repaid by AMAG to 3SBio within thirty (30) days from the accountant’s report.  AMAG shall bear the full cost of such audit unless such audit discloses an underpayment of the amount actually owed during the applicable calendar year of more than five percent (5%), in which case 3SBio shall bear the full cost of such audit.

(b)                                  AMAG will maintain complete and accurate records in sufficient detail to permit 3SBio to confirm the accuracy of the calculation of [***] under this Agreement.  Upon reasonable prior notice, such records shall be available during regular business hours for a period of three (3) years from the creation of individual records for examination at 3SBio’s expense, and not more often than once each calendar year, by an independent certified public accountant selected by 3SBio and reasonably acceptable to AMAG, for the sole purpose of verifying the accuracy of the financial reports furnished by AMAG pursuant to this Agreement.  Any such auditor shall not disclose AMAG’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by AMAG or the amount of Shared Costs due by AMAG under this Agreement.  Any amounts shown to be owed but unpaid shall be paid within thirty (30) days from the accountant’s report, plus interest (as set forth in Section 8.8) from the original due date.  Any amounts shown to be overpaid shall be repaid by 3SBio to AMAG within thirty (30) days from the accountant’s report. 3SBio shall bear the full cost of such audit unless such audit discloses an overpayment of such costs by 3SBio during the applicable calendar year of more than five percent (5%), in which case AMAG shall bear the full cost of such audit.

ARTICLE 9
INTELLECTUAL PROPERTY MATTERS

9.1                               Ownership of Inventions; Assignment.  Subject to the license granted in Section 6.1, AMAG shall own all right, title, and interest in and to any inventions made solely or jointly

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by either Party’s employees, agents, or independent contractors in the course of conducting its activities under this Agreement, in each case to the extent related to the Product, together with all intellectual property rights therein, including without limitation any rights to applications or other protections for any of the foregoing (“Inventions”).  Inventions shall be included in the AMAG Know-How.  3SBio agrees to assign and hereby assigns and transfers to AMAG all of its right, title and interest in and to the Inventions and agrees to take, and to cause its employees, agents, and consultants to take, all further acts reasonably required to evidence such assignment and transfer to AMAG, at AMAG’s reasonable expense.  3SBio hereby appoints AMAG as its attorney-in-fact to sign such documents as AMAG deems necessary for AMAG to obtain ownership and to apply for, secure, and maintain patent or other proprietary protection of such Inventions if AMAG is unable, after reasonable inquiry, to obtain 3SBio’s (or its employee’s or agent’s) signature on such a document.  3SBio hereby waives, on behalf of itself, its parent, subsidiaries, Affiliates and partners as well as all of its employees and independent contractors, any rights of first refusal it, he, or she may have with respect to any contemplated technology transfer, in whole or in part, of the Inventions or any related Patent, Patent application, copyright or copyright application related thereto as well as any right accorded to it, him, or her, by statute or otherwise, to use any Invention or any Patent or copyright related thereto.

9.2                               Disclosure of Inventions.  3SBio shall promptly disclose to AMAG all Inventions and any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing inventions that may be Inventions, and all Information relating to such Inventions.

9.3                               Collaboration Patents.  AMAG shall have the sole right to prepare, file, prosecute and maintain any Patents claiming or covering any Invention (the “Collaboration Patents”).  AMAG shall bear all costs and expenses it incurs with respect to the filing, prosecution, and maintenance of the Collaboration Patents, except as otherwise provided below.  If AMAG determines that it is no longer interested in supporting the continued prosecution or maintenance of a particular Collaboration Patent in the Licensed Territory, AMAG shall, if requested in writing by 3SBio, assign its ownership interest in such Collaboration Patent in the Licensed Territory to 3SBio for no additional consideration, in which case 3SBio shall be solely responsible for the prosecution and maintenance of such Collaboration Patent, at its sole expense.   3SBio shall provide AMAG all reasonable assistance and cooperation in the Patent prosecution efforts described in this Section 9.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

9.4                               Infringement of Collaboration Patents by Third Parties.

(a)                                  Notification.  3SBio shall promptly notify AMAG in writing of any existing or threatened infringement of the Collaboration Patents of which it becomes aware, and shall provide evidence in its possession demonstrating such infringement.

(b)                                  Infringement of Collaboration Patents in the Licensed Territory.

(i)                                    If a Third Party infringes any Collaboration Patent in the Licensed Territory by making, using, importing, offering for sale or selling the Product (such infringement, a “Product Infringement”), 3SBio shall so notify AMAG as provided in Section 9.4(a), which such notice shall include all Information available to 3SBio regarding such alleged infringement, and AMAG shall have the right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such Product Infringement in the Licensed Territory, subject to Section 9.4(b)(ii) below.  AMAG shall have a period of one hundred twenty (120) days after delivery to it of such notice and Information, to elect to so enforce such Collaboration Patent.  In the event it does not so elect, it shall so notify 3SBio in writing, and 3SBio shall have the right to commence a suit or take action to enforce the applicable Collaboration Patent against such Third Party perpetrating such Product Infringement, unless AMAG has a reasonable business basis to conclude that the enforcement of such Collaboration Patent against such Product Infringement would have an adverse impact on the Commercialization of the Product in the United States.  In the event AMAG has such a reasonable business basis, it shall provide 3SBio such basis in writing within such one hundred twenty (120) day period, in which case 3SBio shall not have such enforcement right, subject to 3SBio’s right to challenge AMAG’s reasonable business basis pursuant to Section 14.2 of this Agreement.  Each Party shall provide to the Party enforcing any such rights under this Section 9.4(b)(i) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Law to pursue such action.  The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.  Each Party shall bear all of its own internal and external costs incurred in connection with its activities under this Section 9.4(b)(i).

(ii)                                The Party not bringing an action with respect to Product Infringement in the Licensed Territory under this Section 9.4(b) shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Party bringing such action.

(c)                                  Infringement of Collaboration Patents in the AMAG Territory.  For any and all infringements of Collaboration Patents anywhere in the AMAG Territory, AMAG shall have the sole and exclusive right to bring an appropriate suit or other action against any person or entity engaged in such infringement, in its sole discretion, and as between the Parties shall bear all related expenses and retain all related recoveries.

(d)                                  Settlement.  3SBio shall not settle any claim, suit or action that it brings under this Section 9.4 involving Collaboration Patents in any manner that would negatively affect the Collaboration Patents in the AMAG Territory or that would limit or restrict the ability of AMAG or its Affiliates or sublicensees to manufacture, Develop or Commercialize the Product anywhere in the AMAG Territory, without the prior written consent of AMAG.  AMAG shall not settle any claim, suit or action that it brings under this Section 9.4 involving Collaboration Patents in any manner that would negatively affect the Collaboration Patents in the Licensed Territory or that would limit, restrict or otherwise negatively affect the ability of 3SBio or its Affiliates or sublicensees to Develop or Commercialize the Product in the Licensed Territory, without the prior written consent of 3SBio.

(e)                                  Allocation of Proceeds.  If either Party recovers monetary damages from any Third Party in a suit or action brought under Section 9.4(b), such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel), and any remaining amounts shall be shared equally by the Parties.

9.5                               Infringement or Misappropriation of AMAG Know-How.  For any and all infringements or misappropriations of the AMAG Know-How anywhere in the Licensed Territory or the AMAG Territory, AMAG shall have the sole and exclusive right to bring an appropriate suit or other action against any person or entity engaged in such infringement or misappropriation and, as between the Parties, shall bear all related expenses and retain all related recoveries; provided that (i) AMAG shall use Diligent Efforts to take action to enforce the AMAG Know-How against any Third Party infringing or misappropriating such AMAG Know-How to the extent it adversely affects or may reasonably be expected to adversely affect the Development or Commercialization of the Product in the Licensed Territory and (ii) AMAG shall not settle any claim, suit or action that it brings under this Section 9.5 involving AMAG Know-How in any manner that would adversely affect the AMAG Know-How or that would limit or restrict the ability of 3SBio or its Affiliates or sublicensees to Develop or Commercialize the Product in the Licensed Territory in accordance with the terms of this Agreement, without the prior written consent of 3SBio.

9.6                               Infringement of Third Party Rights in the Licensed Territory.

(a)                                  Notice.  If any Product Manufactured, used or sold by either Party, its Affiliates, licensees or sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent granted by a jurisdiction within the Licensed Territory relating to the manufacture, use, Development or Commercialization of the Product, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action.

(b)                                  Defense.  AMAG shall have the first right, but not the obligation, to defend any such claim, with AMAG’s costs to conduct such defense being at AMAG’s expense.  If AMAG does not commence actions to defend such claim within sixty (60) days after it receives notice thereof (or within sixty (60) days after it should have given notice thereof to 3SBio as required by Section 9.6(a)), or such shorter period as may be required to allow 3SBio timely to respond to an action that has been filed against it, then 3SBio shall have the right, but not the obligation, to control the defense of such claim by counsel of its choice, at 3SBio’s expense. The non-defending Party shall reasonably cooperate with the Party conducting the defense of the claim, including, if required to conduct such defense, furnishing a power of attorney.

(c)                                  Settlement.  Neither Party shall enter into any settlement of any claim described in this Section 9.6 that affects the other Party’s rights or interests without such other Party’s written consent, which consent shall not be unreasonably withheld or delayed.  AMAG shall have the right to decline to defend or to tender defense of any such claim to 3SBio upon reasonable notice, including without limitation if 3SBio fails to agree to a settlement that AMAG proposes.

9.7                               Patent Marking.  3SBio (or its Affiliate, permitted sublicensee or distributor) shall mark Products marketed and sold by 3SBio (or its Affiliate, permitted sublicensee or distributor) hereunder with appropriate patent numbers or indicia at AMAG’s request to the extent permitted by applicable Law, if such markings or such notices affect recoveries of damages or equitable remedies available with respect to infringements of patents.

9.8                               Infringement of Trademarks by Third Parties.  With respect to any AMAG House Marks, AMAG Product Marks or New Product Marks within the Licensed Territory, each Party shall notify the JSC promptly upon learning of any actual, alleged or threatened infringement of any trademark or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses, against such trademark (hereinafter “TM Infringement”).  Upon learning of such TM Infringement, the JSC shall confer as to the best response to such TM Infringement.  In the absence of other agreement between the Parties, the Party whose trademark is the subject of such apparent TM Infringement shall have the sole right, in its own discretion and at its own expense, to bring an action to address such TM Infringement, in which case such Party shall retain any damages recovered from the Third Party.  If relevant, if the trademark at issue is one as to which 3SBio was granted a license by AMAG, 3SBio shall fully cooperate with AMAG in any such litigation, at the expense of AMAG. In the event that AMAG does not proceed with the litigation, 3SBio shall be entitled to conduct such litigation in its own name and to receive any damages resulting from such litigation.

9.9                               Patent Oppositions and Other Proceedings.

(a)                                  Third-Party Patent Rights.  If either Party desires to bring an opposition, action for declaratory judgment, nullity action, interference, declaration for non-infringement, reexamination or other attack upon the validity, title or enforceability of a Patent owned or controlled by a Third Party that may cover the Product, or the manufacture, use, sale, offer for sale or importation of the Product (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, a Third Party’s claim or assertion of infringement under Section 9.6, in which case the provisions of Section 9.6 shall govern), such Party shall so notify the other Party, and the Parties shall promptly confer to determine whether to bring such action or the manner in which to settle such action.  AMAG shall have the exclusive right, but not the obligation, to bring at its own expense and in its sole control such action in the AMAG Territory or the Licensed Territory.  If AMAG does not bring such an action in the Licensed Territory, within ninety (90) days of notification thereof pursuant to this Section 9.9(a) (or earlier, if required by the nature of the proceeding), then 3SBio shall have the right, but not the obligation, to bring, at 3SBio’s sole expense, such action.  The Party not bringing an action under this Section 9.9(a) shall be entitled to separate representation in such proceeding by counsel of its own choice and at its own expense, and shall cooperate fully with the Party bringing such action.  Any awards or amounts received in bringing any such action shall be first allocated to reimburse the Parties’ expenses in such action, and any remaining amounts shall be retained by the Party bringing such action.

(b)                                  Parties’ Patent Rights.  If any Collaboration Patent becomes the subject of any proceeding within the Licensed Territory commenced by a Third Party in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, interference or other attack upon the validity, title or enforceability thereof (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, an action for infringement against a Third Party under Section 9.4, in which case the provisions of Section 9.4 shall govern), then AMAG shall control such defense at its sole cost.  AMAG shall permit 3SBio to participate in the proceeding to the extent permissible under applicable Law, and to be represented by its own counsel in such proceeding, at 3SBio’s expense.  If AMAG decides that it does not wish to defend against such action, then 3SBio shall have a backup right to assume defense of such Third-Party action at its own expense.  Any awards or amounts received in defending any such Third-Party action shall be allocated between the Parties as provided in Section 9.4(e).

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1                        Mutual Representations and Warranties.  Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows:

(a)                                  Corporate Existence and Power.  It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder.

(b)                                  Authority and Binding Agreement.  As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)                                  No Conflict.  It is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.

(d)                                  No Debarment.  In the course of the Development of the Product, such Party shall not use, during the term of this Agreement, any employee or consultant who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

10.2                        Additional Representations and Warranties of AMAG.  AMAG hereby further represents and warrants to 3SBio as of the Effective Date as follows:

(a)                                  AMAG is the sole and exclusive owner of, or has the exclusive right to license the AMAG Know-How as to the Product in the Initial Indication for the Licensed Territory.

(b)                                  No Claims are pending or, to AMAG’s or its Affiliates’ knowledge, threatened against AMAG that (i) allege that the Product or AMAG Know-How in any respect infringes or misappropriates any Third Party’s intellectual property rights as applicable to the Licensed Territory, or (ii) challenge AMAG’s ownership of, or the enforceability or validity of the AMAG Know-How related to the Product in the Licensed Territory.

(c)                                  To the best of AMAG’s and its Affiliates’ knowledge as of the Effective Date, the Product and AMAG Know-How do not and will not infringe, constitute a misappropriation or impairment of or otherwise cause damage to or interfere with any patent, copyright, trademark, or design right of any other Person in the Licensed Territory.

(d)                                  AMAG has used reasonable measures to enforce non-disclosure and confidentiality policies and has obtained agreements from employees, consultants and others relating to such matters to protect its rights in and to the AMAG Know-How.

(e)                                  Neither AMAG nor its Affiliates have granted to any Third Party any rights or licenses or have otherwise taken any action that conflicts with or prevents the grant of the rights and licenses granted to 3SBio under this Agreement.

For clarity, all representations and warranties in this Section 10.2 with respect to the Product are for the Product as in existence as of the Effective Date.

10.3                        Covenant.  Each Party shall use reasonable measures to enforce non-disclosure and confidentiality policies and will obtain agreements from employees, consultants and others relating to such matters to protect its rights in and to the AMAG Know-How.

10.4                        Disclaimer.  3SBio understands that the Product is the subject of ongoing clinical research and development and that AMAG cannot assure the safety or usefulness of the Product.  In addition, AMAG makes no warranties except as set forth in this Article 10 concerning the AMAG Know-How.

10.5                        No Other Representations or Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY.  ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 11
INDEMNIFICATION

11.1                        Indemnification by AMAG.  AMAG shall defend, indemnify, and hold 3SBio and 3SBio’s officers, directors, employees, and agents (the “3SBio Indemnitees”) harmless from and against any and all Third Party claims, suits, proceedings, damages, expenses (including court costs and reasonable attorneys’ fees and expenses), and recoveries (collectively,

“Claims”) to the extent that such Claims arise out of, are based on, or result from (a) the Development, Commercialization, storage, handling, or use of Products by AMAG or its Affiliates, licensees (other than 3SBio or its Affiliates) or agents under this Agreement, including Claims based on injury, harm or death to a patient based in strict products liability allegedly due and owing as a result of the defective design of the Product by or on behalf of AMAG; (b) a breach of any of AMAG’s or its Affiliates’ representations, warranties, and obligations under this Agreement; or (c) the willful misconduct or reckless or negligent acts of AMAG, its Affiliates, or the officers, directors, employees, or agents of AMAG or its Affiliates.  The foregoing indemnity obligation shall not apply if the 3SBio Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3, or to the extent that any Claim arises from, is based on, or results from any activity for which 3SBio is obligated to indemnify the AMAG Indemnitees under Section 11.2.  For clarity, AMAG shall in no event be obligated under this Section 11.1 to indemnify a 3SBio Indemnitee to the extent of any Claim that arises out of or relates to the Manufacture of the Product by or on behalf of AMAG (it being understood that each Party’s rights and remedies in respect of such Claims are set forth in Section 7 of the Supply Agreement).

11.2                        Indemnification by 3SBio.  3SBio shall defend, indemnify, and hold AMAG and AMAG’s officers, directors, employees, and agents (the “AMAG Indemnitees”) harmless from and against any and all Claims to the extent that such Claims arise out of, are based on, or result from (a) the Development, Commercialization, storage, handling, labeling, or use of Products by 3SBio or its Affiliates, sublicensees, distributors, or agents, including Claims based on injury, harm or death to a patient based in strict products liability allegedly due and owing as a result of defective warnings with respect to the Product by or on behalf of 3SBio; (b) a breach of any of 3SBio’s or its Affiliates’ representations, warranties, and obligations under this Agreement; or (c) the willful misconduct or reckless or negligent acts of 3SBio, its Affiliates, or the officers, directors, employees, or agents of 3SBio or its Affiliates.  The foregoing indemnity obligation shall not apply if the AMAG Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3, or to the extent that any Claim arises from, is based on, or results from any activity for which AMAG is obligated to indemnify the 3SBio Indemnitees under Section 11.1.

11.3                        Indemnification Procedures.  The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim.  The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought.  The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, that the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice.  The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money.  So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party.  If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the

Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 11.

11.4                        Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF SECTION 6.4 OR 6.6 OR CONFIDENTIALITY OBLIGATIONS IN ARTICLE 12.

11.5                        Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and that are consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold.  It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11.  Each Party shall provide the other with written evidence of such insurance upon request.  Each Party shall provide the other with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.

ARTICLE 12
CONFIDENTIALITY

12.1                        Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for [***] years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information furnished to it by the other Party pursuant to this Agreement; provided, that such confidentiality and non-use obligations will continue indefinitely with respect to any CMC information.  The foregoing obligations of confidentiality and non-use will not apply to any portion of such information or materials that the receiving Party can demonstrate by competent written proof:

(a)                                  was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(b)                                  was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)                                  became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the receiving Party in breach of this Agreement;

(d)                                  was disclosed to the receiving Party or its Affiliate by a Third Party without obligations of confidentiality with respect thereto; or

(e)                                  was independently discovered or developed by the receiving Party or its Affiliate without the aid, application, or use of Confidential Information; provided, that this exception shall not apply to information or materials consisting of data and results generated or resulting from Development activities, which information and materials shall be deemed Confidential Information of AMAG regardless of whether such information and materials were independently discovered or developed by 3SBio or any of its Affiliates.

12.2                        Authorized Disclosure.  Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following situations:

(a)                                  regulatory filings and other filings with Governmental Authorities, including filings with the Securities and Exchange Commission;

(b)                                  prosecuting or defending litigation;

(c)                                  complying with applicable Laws;

(d)                                  disclosure to its employees, agents, and consultants, and any Third Parties  (including permitted licensees or sublicensees with which a Party is Developing or Commercializing Products) only on a need-to-know basis and solely as necessary in connection with the performance of this Agreement; provided, that in each case the recipient of such Confidential Information must agree to be bound by similar obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Article 12 prior to any such disclosure; and

(e)                                  disclosure of the material financial terms of this Agreement to any bona fide potential investor, investment banker, acquiror, merger partner, licensees, sublicensees or other potential financial partner; provided, that in connection with such disclosure, the disclosing Party shall use all reasonable efforts to inform each recipient of the confidential nature of such Confidential Information and cause each recipient of such Confidential Information to treat such Confidential Information as confidential.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to clause (a) through (c) of this Section 12.2, it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use best efforts to secure confidential treatment of such information.  In any event, the

Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

12.3                        Publicity; Terms of Agreement.

(a)                                  The Parties agree that the terms of this Agreement are included within the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth below in this Section 12.3.  The Parties have agreed to make a joint public announcement of the execution of this Agreement in the form of a press release to be mutually agreed by the Parties on or after the Effective Date.

(b)                                  After release of such press release, if either Party desires to make a public announcement concerning the material terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld.  A Party commenting on such a proposed press release shall provide its comments, if any, within three (3) business days after receiving the press release for review.  AMAG shall have the right to make a press release announcing the achievement of each milestone under this Agreement as it is achieved, and the achievements of Regulatory Approvals in the Licensed Territory as they occur, subject only to the review procedure set forth in the preceding sentence.  In relation to 3SBio’s review of such an announcement, 3SBio may make specific, reasonable comments on such proposed press release within the prescribed time for commentary, but shall not withhold its consent to disclosure of the information that the relevant milestone has been achieved and triggered a payment hereunder.  Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 12.3.

(c)                                  The Parties acknowledge that they each may be obligated to file a copy of this Agreement with the U.S. Securities and Exchange Commission (the “SEC”).  Each Party shall be entitled to make such a required filing; provided, that it requests confidential treatment of certain commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available.  In the event of any such filing, the Parties will coordinate their requests for confidential treatment of certain commercial terms and sensitive terms of the Agreement to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed and the Parties have agreed, as of the Effective Date, on the redacted form of this Agreement and the Supply Agreement to be submitted to the SEC.  The Parties recognize that U.S. laws and SEC policies and regulations to which AMAG and 3SBio are and may become subject may require them to publicly disclose certain terms of this Agreement that one Party may prefer not be disclosed, and that each Party is nonetheless entitled hereunder to make such required disclosures.

12.4                        Pro Forma Agreement.  The Parties acknowledge that either AMAG or 3SBio may be obligated to file a copy of certain terms of this Agreement with Governmental Authorities in the Licensed Territory for registration or approval purposes (e.g., registration of any trademark license with the Trademark Office or approval of overseas remittances by the State Administration of Foreign Exchange).  Each Party agrees to execute for each such purpose a tailored short-form agreement that incorporates only those provisions required to be disclosed to the relevant Governmental Authority (a “Pro Forma Agreement”) and to timely file (with notice to the other Party) any such Pro Forma Agreement required by the applicable Governmental Authority in the Licensed Territory.  The terms of any Pro Forma Agreement shall be Confidential Information of the Parties; provided that a Party shall be entitled to file such Pro Forma Agreement with a Governmental Authority solely to the extent required by Applicable Law.  A Party seeking to file a Pro Forma Agreement will give reasonable advance notice to the other Party of such disclosure (and such other Party shall assist in the preparation of the Pro Forma Agreement) and use best efforts to secure confidential treatment of such Pro Forma Agreement to the extent available under Applicable Law.

12.5                        Publications.  3SBio shall not publish peer reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations, of results of studies carried out under this Agreement without the opportunity for prior review by AMAG.  3SBio shall provide AMAG the opportunity to review and comment on any proposed manuscripts or presentations which relate to the Product at least thirty (30) days prior to their intended submission for publication or presentation.  3SBio shall consider the comments of AMAG and shall remove any and all of AMAG’s Confidential Information at AMAG’s request.  3SBio shall provide AMAG a copy of the manuscript at the time of the submission.  3SBio shall not have the right to publish or present AMAG’s Confidential Information without AMAG’s prior written consent, except as expressly permitted in this Agreement.

ARTICLE 13
TERM AND TERMINATION

13.1                        Term.  This Agreement shall become effective on the Effective Date and shall have an initial term of thirteen (13) years, unless earlier terminated pursuant to this Article 13.  Thereafter, the Term shall automatically be extended for successive two (2) year periods, provided that the annual Net Sales of the Product in the Licensed Territory for the year immediately preceding the renewal year exceed [***].

13.2                        Termination for Material Breach.  Either Party shall have the right, but not the obligation, to terminate this Agreement if the other Party, after receiving written notice from such Party of a material breach under this Agreement, fails to cure such material breach within ninety (90) days from the date of such notice (or within twenty (20) days notice in the event such breach is solely based upon the breaching Party’s failure to pay any amounts due hereunder).  For the avoidance of doubt, an uncured material breach of the Supply Agreement following notice by the non-breaching Party and the applicable cure period shall be considered a material breach of this Agreement.  Notwithstanding the foregoing, no cure period shall apply with respect to termination due to material breach of Article 12; in such case, the non-breaching Party

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

shall have the right, but not the obligation, to terminate this Agreement immediately upon written notice to the breaching Party.

13.3                        Termination for Failure to Receive Regulatory Approval.  AMAG shall have the right, but not the obligation, to terminate this Agreement if the Product does not receive Regulatory Approval in the Licensed Territory within [***] after the Effective Date.

13.4                        Termination for Product Price Increases.  3SBio shall have the right, but not the obligation, to terminate this Agreement upon thirty (30) days written notice to AMAG pursuant to Section 4.1(b) of the Supply Agreement.

13.5                        Effect of Expiration or Termination of the Agreement. Upon any expiration or early termination of this Agreement, the following shall apply:

(a)                                  Intellectual Property.  AMAG’s license grants to 3SBio pursuant to Sections 6.1 and 6.2 shall terminate as of the effective date of such termination or expiration.

(b)                                  Regulatory Materials.  To the extent permitted by applicable Law, 3SBio shall transfer and assign to AMAG all Regulatory Materials, including without limitation Regulatory Approvals for the Product, in the Licensed Territory that are held by or on behalf of 3SBio or its Affiliates.

(c)                                  Transition Assistance.  3SBio shall provide such assistance, at no cost to AMAG, as may be reasonably necessary to transfer and/or transition over a reasonable period of time to AMAG all other technology or know-how, or then-existing commercial arrangements, that is, or are, held by or on behalf of 3SBio or its Affiliates and necessary or useful for AMAG to commence or continue Developing or Commercializing the Product worldwide, to the extent 3SBio is then performing or having performed such activities, including without limitation transferring, upon request of AMAG, any agreements or arrangements with Third-Party vendors to sell the Product in the Licensed Territory.

(d)                                  Assignment and License of Intellectual Property Upon Termination and Expiration.

(i)                                    Effective upon any expiration or termination of this Agreement, 3SBio shall assign to AMAG all of 3SBio’s rights and interest in the New Product Marks (including any goodwill therewith) and any variation thereof throughout the world, including any registrations and design patents for the foregoing and Internet domain name registrations for such trademarks and slogans.

(ii)                                Upon any expiration or termination other than termination by 3SBio pursuant to Section 13.2 for AMAG’s uncured material breach of this Agreement, to the

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

extent a license to any 3SBio Controlled intellectual property is necessary or useful for the continued Development or Commercialization of the Product in the Licensed Territory as conducted or contemplated to be conducted by 3SBio as of the effective date of such termination, 3SBio hereby grants and shall grant to AMAG a perpetual, royalty-free license, with the right to grant multiple tiers of sublicenses, under such intellectual property solely to develop, make, have made, use, sell, offer for sale, have sold and import the Product in the Licensed Territory, which license shall be effective as of the date of such expiration or termination, and shall be exclusive solely as to intellectual property that is solely related to the Product and non-exclusive as to any intellectual property that is not solely related to the Product.

(e)                                  License of Intellectual Property Upon Termination for AMAG Material Breach.  In addition to the rights described above in this Section 13.5, but not including Section 13.5(d)(ii), if 3SBio terminates this Agreement pursuant to Section 13.2 for AMAG’s uncured material breach of this Agreement, then:

(i)                                     to the extent a license to any 3SBio Controlled intellectual property is necessary for the continued Development or Commercialization of the Product in the Licensed Territory as conducted by 3SBio as of the effective date of such termination, 3SBio hereby grants to AMAG a royalty-bearing license, with the right to grant multiple tiers of sublicenses, under such intellectual property solely to develop, make, have made, use, sell, offer for sale, have sold and import the Product in the Licensed Territory, which license shall be exclusive solely as to intellectual property that is solely related to the Product and non-exclusive as to any intellectual property that is not solely related to the Product and shall be effective as of the date of such expiration or termination.  The Parties shall use reasonable efforts to agree to the above-described royalty rate within the thirty (30) day period following such termination, and if the Parties are unable to so agree, then AMAG may invoke the provisions of Section 14.3 for a final and binding determination of the royalty rate by the Panel (as defined in Section 14.3).

(ii)           to the extent a license to any 3SBio Controlled intellectual property is only useful (and not necessary) for the continued Development or Commercialization of the Product in the Licensed Territory as conducted by 3SBio as of the effective date of such termination, 3SBio may, in its sole discretion, grant to AMAG a royalty-bearing license, with the right to grant multiple tiers of sublicenses, under such intellectual property solely to develop, make, have made, use, sell, offer for sale, have sold and import the Product in the Licensed Territory, which license shall be exclusive solely as to intellectual property that is solely related to the Product and non-exclusive as to any intellectual property that is not solely related to the Product and shall be effective as of the date of such expiration or termination.  For clarity, in the event this Agreement is terminated by 3SBio pursuant to Section 13.2 for AMAG’s uncured material breach of this Agreement, 3SBio shall not be obligated to license any 3SBio Controlled intellectual property under the terms of this Section 13.5(e)(ii) to the extent that such intellectual property is only useful (but not necessary) for the continued Development or Commercialization of the Product in the Licensed Territory as conducted or contemplated to be conducted by 3SBio as of the effective date of such termination.

(f)                                    Remaining Inventories.  AMAG shall have the right to purchase from 3SBio all of the inventory held by 3SBio or its Affiliates as of the effective date of termination or expiration of this Agreement at a price equal to 3SBio’s actual cost to acquire such inventory.  AMAG shall notify 3SBio within thirty (30) days after the date of termination or expiration of the Agreement whether AMAG elects to exercise such right.  If AMAG does not exercise such right, then 3SBio shall have the right to sell in the Licensed Territory any such remaining inventory over a period of no greater than six (6) months after the effective date of termination or expiration of this Agreement.

13.6                        Survival.  The following provisions shall survive any expiration or termination of this Agreement for the period of time specified: Sections 4.9, 5.7(d), 6.6, 8.5, 8.6, 8.9, 10.4, 10.5, 13.5 and 13.6 and Articles 9, 11, 12, 14 and 15.

ARTICLE 14

DISPUTE RESOLUTION

14.1                        English Language; Governing Law. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.  This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state.

14.2                        Disputes.  The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to either Party’s rights and/or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 if and when a dispute arises under this Agreement.

(a)                                  Referred From JSC.  With respect to disputes arising from the JSC pursuant to Section 2.2(e), if the JSC is unable to resolve any matter within ten (10) days after taking such matter up for decision, either Party may, by written notice to the other Party, have such dispute referred to the Chief Executive Officer of each Party, or their designees, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received.  If the Chief Executive Officers of the Parties, or their designees, are not able to resolve such dispute within such thirty (30) day period, either Party may at any time thereafter invoke the provisions of Exhibit G.

(b)                                  Arising Between the Parties.  With respect to all disputes arising between the Parties and not from the JSC, including, without limitation, any alleged failure to perform, or breach of this Agreement, or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within thirty (30) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Chief Executive Officer of each Party, or their designees, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received.  If the Chief Executive Officers of the Parties, or their designees, are not able to resolve such dispute within such thirty (30) day period, either Party may at any time thereafter invoke the provisions of Section 14.3.

14.3                        Arbitration.  Any dispute, controversy or claim arising out of or relating to the validity, construction, interpretation, enforceability, breach, performance, application or termination of this Agreement that is not resolved pursuant to Section 14.2(b), except for a dispute, claim or controversy under Section 14.4, shall be settled by binding arbitration administered by the ICC pursuant to its Dispute Resolution Rules then in effect (the “ICC Rules”), except as otherwise provided herein.  The arbitration shall be governed by the United States Federal Arbitration Act, 9 U.S.C. §§ 1-16 (the “Federal Arbitration Act”), to the exclusion of any inconsistent state laws.  The United States Federal Rules of Civil Procedure shall govern discovery and the Federal Rules of Evidence shall be the rules of evidence for the arbitration.  The arbitration will be conducted in New York, New York, and the Parties consent to the personal jurisdiction of the United States federal courts for any case arising out of or otherwise related to this arbitration, its conduct and its enforcement.  Any situation not expressly covered by this Agreement shall be decided in accordance with the ICC Rules.

(a)                                  Panel.  The arbitration panel (the “Panel”) shall be composed of three (3) neutral, independent and impartial arbitrators selected as follows from a pool of former federal judges to be presented to the Parties by the ICC.  Each Party shall select one (1) arbitrator and the arbitrators selected by the Parties shall select the third arbitrator, who shall serve as chairman of the Panel, provided that if the first two arbitrators cannot agree on the selection of the third arbitrator within ten (10) days, the third arbitrator shall be selected by the ICC.

(b)                                  Decision.  The power of the Panel to fashion procedures and remedies within the scope of this Agreement is recognized by the Parties as essential to the success of the arbitration process.  The Panel shall not have the authority to fashion remedies that would not be available to a federal judge hearing the same dispute.  The Panel is encouraged to operate on this premise in an effort to reach a fair and just decision.  Reasons for the Panel’s decisions should be complete and explicit, including all determinations of law and fact.  The written reasons should also include the basis for any damages awarded and a statement of how the damages were calculated.  Such a written decision shall be rendered by the Panel following a full comprehensive hearing, no later than twelve (12) months following the selection of the Panel as provided for in Section 14.3(a).

(c)                                  Award.  Any award shall be promptly paid in Dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement.  If as to any issue the Panel should determine under applicable Laws that the position taken by a Party is frivolous or otherwise irresponsible or that any wrongdoing the Panel finds is in callous disregard of law and equity or the rights of the other Party, the Panel shall also award an appropriate allocation of the adversary’s reasonable attorney fees, costs and expenses to be paid by the offending Party, the precise sums to be determined after a bill of attorney fees, expenses and costs consistent with such award has been presented following the award on the merits.  Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 14, and agrees that, subject to the Federal Arbitration Act, judgment may be entered upon the final award in any court of competent jurisdiction in accordance with the Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958, and that other courts may award full faith and credit to such judgment in order to enforce such award.  The award shall include interest from the date of any damages incurred for breach of the Agreement, and from the date of the award until paid in full, at a rate fixed by the Panel.  With respect to money damages, nothing contained herein shall be construed to permit the Panel or any court or any other forum to award punitive or exemplary damages.  By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages.

(d)                                  Costs.  Except as set forth in Section 14.3(c), each Party shall bear its own legal fees.  The Panel shall assess its costs, fees and expenses against the Party losing the arbitration unless he or she believes that neither Party is the clear loser, in which case the Panel shall divide its fees, costs and expenses according to its sole discretion.

(e)                                  Injunctive Relief.  Provided a Party has made a sufficient showing under the rules and standards set forth in the Federal Rules of Civil Procedure and applicable case law, the Panel shall have the power to invoke, and the Parties agree to abide by, injunctive measures after either Party submits in writing for arbitration claims requiring immediate relief.   Additionally, nothing in this Article 14 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

(f)                                    Confidentiality.  The arbitration proceeding shall be confidential and the Panel shall issue appropriate protective orders to safeguard each Party’s Confidential Information.  Except as required by law, neither Party shall make (or instruct the Panel to make) any public announcement with respect to the proceedings or decision of the Panel without prior written consent of the other Party.  The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the Panel, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

(g)                                 Survivability.  Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

14.4                        Patent and Trademark Dispute Resolution.  Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patent rights covering the manufacture, use, Development or Commercialization of the Product or of any trademark rights relating to the Product shall be submitted to a court of competent jurisdiction in the jurisdiction in which such patent or trademark rights were granted or arose.

ARTICLE 15
MISCELLANEOUS

15.1                        Entire Agreement; Amendment.  This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including, without limitation, the Confidentiality Agreement between the Parties, dated October 15, 2007.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.2                        Force Majeure.  Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including, without limitation, an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances).  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.

15.3                        Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable overnight delivery service, (b) five (5) business days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested, or (c) when received, if sent by electronic mail with a duplicate copy sent by one of the other methods described in this Section 15.3.

If to AMAG:	AMAG Pharmaceuticals, Inc.
125 CambridgePark Drive
Cambridge, MA 02140
USA
Attn: Legal Department

With a copy to:	Cooley Godward Kronish LLP
One Freedom Square
Reston Town Center
11951 Freedom Drive
Reston, VA 20190-5656
Attn: Kenneth J. Krisko, Esq.

If to 3SBio:	3SBio Inc.,
No. 3 A1 Road 10
Shenyang Economy & Technology Development Zone
Shenyang, 110027
China
Attn: David Chen

With a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
USA
Attn: Noah M. Leibowitz, Esq.

15.4                        No Strict Construction; Headings.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

15.5                        Assignment.  Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that (i) a Party may make such an assignment without the other Party’s consent to an Affiliate (so long as such entity remains an Affiliate of the transferee); (ii) 3SBio shall have the right to assign or transfer this Agreement to a Third Party acquiror in connection with a Change of Control (as defined below) subject to AMAG’s prior written consent, not to be unreasonably withheld, conditioned, or delayed; and (iii) AMAG shall have the right to assign or transfer this Agreement to a Third Party acquiror in connection with a Change of Control subject to 3SBio’s right to practice the licenses under the Collaboration Patents and AMAG Know-How granted in this Agreement in accordance with the terms of this Agreement.  Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations.  The AMAG Know-How shall exclude any intellectual property held or developed by a permitted successor of AMAG not in connection with the Product.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.5 shall be null, void and of no legal effect.  “Change of Control” of a Party means the occurrence of one of the following events: (a) the acquisition of such Party by, or consolidation or merger of such Party with, any Third Party, in which the holders of such Party’s outstanding voting securities immediately prior to such transaction own voting securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction immediately after such transaction; or (b) the sale or other transfer to a Third Party of all or substantially all of such Party’s business.

15.6                        Performance by Affiliates.  Except as otherwise provided in this Agreement, each Party may discharge any obligations and exercise any rights hereunder through any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

15.7                        Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.8                        Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.9                        No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

15.10                 Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

15.11                 Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.12                 Bankruptcy.  The Parties intend that the licenses granted to 3SBio under this Agreement shall be deemed licenses to “intellectual property” as that term is defined in Section 101 of the Bankruptcy Code, and in the event of a rejection of this Agreement by AMAG or its trustee in bankruptcy, 3SBio and its Affiliates shall be have the right to exercise fully their rights under 11 U.S.C. § 365(n).

[Signature page to follow.]

IN WITNESS WHEREOF, the Parties have executed this Collaboration and License Agreement by their duly authorized officers as of the Effective Date.

3SBIO INC.		AMAG PHARMACEUTICALS, INC.

By:	/s/ Jin Lou	By:	/s/ Brian J.G. Pereira

Name:	Jin Lou	Name:	Brian J.G. Pereira

Title:	Chief Executive Officer	Title:	President & Chief Executive Officer

EXHIBIT A

PRODUCT DESCRIPTION

[***]

[***]

[***]

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

A-1

EXHIBIT B

AMAG HOUSE MARKS AND AMAG PRODUCT MARKS

AMAG HOUSE MARKS

AMAG PHARMACEUTICALS and all formulations of this name, including any stylized representation of the letter “A”

AMAG PRODUCT MARKS

[***]

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

B-1

EXHIBIT C

JOINT STEERING COMMITTEE MEMBERS

AMAG

[***]

3SBio

[***]

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

C-1

EXHIBIT D

INITIAL INDICATION DEVELOPMENT PLAN

[***]

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

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EXHIBIT E

SUPPLY AGREEMENT

(SEE ATTACHED)

E-1

EXHIBIT F

3SBIO CURRENT PRODUCT

Tietai Iron Sucrose Supplement   That certain product (irrespective of dosage form or presentation) marketed by 3SBio as of the Effective Date known commonly as Tietai Iron Sucrose Supplement.  Such product is an intravenously administered prescription drug that is designed to treat anemia associated with iron deficiency for patients with renal disease and is distributed in 100 mg, 10 ml vials.  Tietai Iron Sucrose Supplement was launched in China in 2005 by Borui. 3SBio began to generate revenues from the sale of Tietai Iron Sucrose Supplement in the beginning of 2007.

F-1

EXHIBIT G

ARBITRATION PROCEDURES FOR DISPUTES REFERRED FROM JSC

1.               If the Chief Executive Officers of the Parties, or their designees, are unable to agree on any matter referred from the JSC within the thirty (30)-day period referred to in Section 14.2(a), the Parties will select a mutually agreeable arbitrator who has significant relevant experience in the development and commercialization of pharmaceutical products, and no affiliation or pre-existing relationship with either Party.  If the Parties cannot agree on an arbitrator within 15 days after the termination of the 30-day period described in Section 14.2(a), either Party may request the ICC to appoint an arbitrator with such experience on behalf of the Parties in accordance with the ICC Rules.  The date on which such arbitrator is selected will be the “Arbitration Commencement Date.”  The arbitration shall be conducted in New York, New York, under the ICC Rules, to the extent consistent with this Exhibit G.

2.               Within ten (10) business days after the Arbitration Commencement Date, each Party will prepare and deliver to both the arbitrator and the other Party its proposed resolution of the disputed matter and a memorandum (the “Support Memorandum”) in support thereof.  The arbitrator will also be provided with a copy of this Agreement.  Within ten (10) business days after receipt of the other Party’s Support Memorandum, each Party may submit to the arbitrator (with a copy to the other Party) a rebuttal to the other Party’s Support Memorandum (a “Rebuttal”).  Neither Party may have communications (either written or oral) with the arbitrator other than for the sole purpose of engaging the arbitrator or as expressly permitted in this Exhibit G, or as directed by the arbitrator.

3.               Within thirty (30) days after the Arbitration Commencement Date, the arbitrator will select from the two proposed resolutions provided by the Parties the resolution that he or she believes most accurately reflects the intention of the Parties to this Agreement and the industry customs regarding the development and commercialization of pharmaceutical products (the “Selected Resolution”).  In selecting a resolution, the arbitrator will take into consideration the Parties’ acknowledgement that AMAG possesses particular expertise and knowledge with respect to Product Development (except for obtaining Regulatory Approval of the Product in the Licensed Territory) and 3SBio possesses particular expertise and knowledge with respect to Commercialization and obtaining Regulatory Approval of the Product in the Licensed Territory.  Therefore, the arbitrator will give due consideration to the relevant expertise of each Party using Diligent Efforts in the Licensed Territory.  The Selected Resolution will become a binding and enforceable obligation on the Parties.

4.               The arbitrator will have reasonable discretion to request additional information, hold a hearing, and extend the time frame for reaching his or her decision regarding the dispute at issue.  To the extent any further arbitration rules or procedures are necessary for resolution of the dispute at issue, the ICC Rules will apply.  Notwithstanding the foregoing, the Parties are not required to select an arbitrator from the ICC panel of arbitrators.  The arbitrator’s fees and expenses will be paid by the Party whose proposed resolution is not selected by the arbitrator.

G-1